                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               KOGER EQUITY, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                               KOGER EQUITY, INC.
                          3986 BOULEVARD CENTER DRIVE
                          JACKSONVILLE, FLORIDA 32207
                                 (904) 398-3403

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

     The Annual Meeting of Shareholders of Koger Equity, Inc. (the "Company") will be held on Tuesday, May 19, 1998, at 11:00 a.m., Eastern Daylight Saving Time, at the Omni Jacksonville Hotel, 245 Water Street, Jacksonville, Florida, for the following purposes:

          1. To elect a board of twelve (12) directors to serve for the ensuing year or until their respective successors are elected and qualified;

          2. To approve the Koger Equity, Inc. 1998 Equity and Cash Incentive Plan; and

          3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The close of business on March 11, 1998, has been fixed as the record date for the determination of shareholders entitled to receive notice of, and to vote at, this meeting and any adjournment or postponement thereof. All shareholders of record at that time are entitled to vote at this meeting and any adjournment thereof.

     A copy of the Company's Annual Report for the year ended December 31, 1997, which report contains consolidated financial statements and other information of interest with respect to the Company and its subsidiaries, is included herewith.

     SHAREHOLDERS ARE REQUESTED TO MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY. AN ENVELOPE IS ENCLOSED HEREWITH FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                                  By order of the Board of Directors
                                  W. Lawrence Jenkins
                                  Secretary

April 17, 1998

                               KOGER EQUITY, INC.
                          3986 BOULEVARD CENTER DRIVE
                          JACKSONVILLE, FLORIDA 32207
                                 (904) 398-3403
                             ---------------------

                                PROXY STATEMENT
                                 APRIL 17, 1998
                             ---------------------

                                  INTRODUCTION

     The enclosed proxy is solicited on behalf of and by the Board of Directors (the "Board of Directors") of Koger Equity, Inc., a Florida corporation (the "Company"), for use at the Company's Annual Meeting of Shareholders to be held on Tuesday, May 19, 1998 (the "Annual Meeting"), and any adjournment thereof. This Proxy Statement and the enclosed proxy have first been mailed or otherwise given to shareholders on or about April 17, 1998.

     If the enclosed proxy is executed and returned, it will be voted at the Annual Meeting and any adjournment thereof, and where a choice has been specified thereon, will be voted in accordance with such specifications, and where no choice has been specified thereon, will be voted FOR the election of the directors named herein and FOR the approval of the Koger Equity, Inc. 1998 Equity and Cash Incentive Plan. If any other matters properly come before the Annual Meeting or any adjournment thereof, the holders of the proxies are expected to vote in accordance with their judgement on such matters. A proxy may be revoked at any time to the extent that it has not been exercised. A shareholder may revoke his or her proxy by writing the Secretary of the Company a letter of proxy revocation, executing a subsequently dated proxy, or attending the Annual Meeting or any adjournment thereof and voting his or her Shares (as defined below) personally.

     The close of business on March 11, 1998, was fixed as the record date for determination of the shareholders entitled to vote at the Annual Meeting and any adjournment thereof.

     The number of the Company's shares of common stock, par value $.01 per share (the "Shares"), outstanding at the close of business on March 11, 1998, was 25,481,642. There is no other class of voting securities of the Company outstanding, and each Share is entitled to one (1) vote. A majority of the Shares issued and outstanding as of the record date represented at the Annual Meeting or any adjournment thereof, either in person or by proxy, shall constitute a quorum. Victor A. Hughes, Jr., J. C. Teagle and W. Lawrence Jenkins have, and each of them has, been designated to vote the proxies solicited hereby. The Shares are not subject to cumulative voting.

                            MATTERS TO BE CONSIDERED

     The Company's shareholders will consider and act upon proposals (i) to elect twelve (12) directors for the following year, (ii) to approve the Koger Equity, Inc. 1998 Equity and Cash Incentive Plan, and (iii) such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

                             ELECTION OF DIRECTORS

NOMINEES

     The twelve (12) nominees listed in the table below are proposed for election as directors for the ensuing year or until their successors have been duly elected and qualified.

     While management expects that all of the nominees will be able to serve as directors, if, at the time of the Annual Meeting or any adjournment thereof, a situation should arise making it impossible for any nominee to serve, the proxies will be voted in accordance with the best judgement of the holders thereof for another person recommended by the present Board of Directors in lieu of such original nominee.

     Each nominee has served in the principal occupations indicated in the table below with the respective employers indicated in such table during the five-year period ended on December 31, 1997. The table below also sets forth information concerning each nominee to the Board of Directors, based on information furnished by such nominee.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE FOLLOWING NOMINEES.

                                                                                   BENEFICIAL OWNERSHIP
                                    PRINCIPAL OCCUPATION        YEAR FIRST             OF SHARES AT
                                FIVE-YEAR EMPLOYMENT HISTORY     BECAME A          FEBRUARY 20, 1998(1)
NAME                               AND OTHER DIRECTORSHIPS       DIRECTOR    AGE    (PERCENT OF CLASS)
----                            ----------------------------    ----------   ---   --------------------
D. Pike Aloian(2)............  Managing Director of Rothschild     1993      43            7,779(3)
                               Realty Inc. (a real estate                                   (.03%)
                               investment management and
                               advisory service firm);
                               Director, Charter Oak Group,
                               Ltd. (a privately held owner
                               and developer of factory outlet
                               and retail properties);
                               Director, Angeles Corporation
                               (a holder of loans to and
                               equity investments in
                               residential real estate);
                               Director, Merritt Properties,
                               LLC (a privately held owner and
                               developer of light industrial
                               buildings)
Benjamin C. Bishop, Jr.(2)...  Chairman of the Board of Allen      1991      66           26,986(3)
                               C. Ewing & Co. (an investment                                (.11%)
                               banking company); former
                               Director of Grubb & Ellis
                               Company (a national commercial
                               real estate brokerage company);
                               former Trustee of GMR
                               Properties (a real estate
                               investment trust); former
                               Director of Cousins Properties,
                               Inc. (a real estate investment
                               trust)
Irvin H. Davis...............  Vice Chairman of Koger Equity,      1991      68          158,792(4)
                               Inc.; former President and                                   (.62%)
                               Chief Executive Officer of
                               Koger Equity, Inc.

                                                                                   BENEFICIAL OWNERSHIP
                                    PRINCIPAL OCCUPATION        YEAR FIRST             OF SHARES AT
                                FIVE-YEAR EMPLOYMENT HISTORY     BECAME A          FEBRUARY 20, 1998(1)
NAME                               AND OTHER DIRECTORSHIPS       DIRECTOR    AGE    (PERCENT OF CLASS)
----                            ----------------------------    ----------   ---   --------------------
David B. Hiley(5)............  Executive Vice President and        1993      59           10,446(3)
                               Chief Financial Officer (as of                               (.04%)
                               April 1, 1998) and Director of
                               Koger Equity, Inc.; formerly a
                               financial consultant; former
                               Managing Director of Berkshire
                               Capital Corporation (an
                               investment banking services
                               firm); Director and former
                               Senior Executive Vice President
                               of Thomson McKinnon Securities,
                               Inc. (a securities broker-
                               dealer); consultant, Director
                               and former Executive Vice
                               President of Thomson McKinnon,
                               Inc. (a financial services
                               holding company); former
                               Director of Newcity
                               Communications, Inc. (a
                               communications firm)
Victor A. Hughes, Jr.........  Chairman and Chief Executive        1992      62          260,238(6)
                               Officer of Koger Equity, Inc.;                              (1.02%)
                               former President, Chief
                               Financial Officer, Senior Vice
                               President and Assistant
                               Secretary of Koger Equity,
                               Inc.; Director, Chairman, Chief
                               Executive Officer and Chief
                               Financial Officer of Koger
                               Realty Services, Inc. (a Koger
                               Equity, Inc. related entity and
                               manager of office properties in
                               five markets)
John R. S. Jacobsson (5).....  Partner responsible for             1997      29            4,492(3)(7)
                               investments at Apollo Real                                   (.02%)
                               Estate Advisors (manager of
                               three real estate investment
                               funds); Director of Metropolis
                               Realty Trust, Inc. (owner of
                               high rise office buildings);
                               Director of Roland
                               International, Inc. (a land
                               development company)
G. Christian
  Lantzsch(2)(5).............  Retired Director of Duquesne        1989      73           10,772(3)
                               Light Company; retired Vice                                  (.04%)
                               Chairman of the Board of
                               Directors and Treasurer of
                               Mellon Bank Corp.; retired Vice
                               Chairman and Chief Financial
                               Officer of Mellon Bank, N.A.

                                                                                   BENEFICIAL OWNERSHIP
                                    PRINCIPAL OCCUPATION        YEAR FIRST             OF SHARES AT
                                FIVE-YEAR EMPLOYMENT HISTORY     BECAME A          FEBRUARY 20, 1998(1)
NAME                               AND OTHER DIRECTORSHIPS       DIRECTOR    AGE    (PERCENT OF CLASS)
----                            ----------------------------    ----------   ---   --------------------
William L. Mack..............  Senior Partner of Apollo Real       1996      58            5,659(3)(7)
                               Estate Advisors (manager of                                  (.02%)
                               three real estate investment
                               funds); President and a Senior
                               Partner of the Mack
                               Organization (national owner,
                               developer and investor in
                               industrial buildings and other
                               real estate investments);
                               Director of The Bear Stearns
                               Companies, Inc. (an investment
                               banking firm); Director of
                               Mack-Cali Realty Corporation (a
                               national office REIT); Chairman
                               of the Board of Metropolis
                               Realty Trust, Inc. (owner of
                               high rise office buildings);
                               Director of Vail Resorts, Inc.
                               (owner and operator of ski
                               resorts)
Lee S. Neibart(2)............  Partner in charge of portfolio      1996      47            5,659(3)(7)
                               and asset management at Apollo                               (.02%)
                               Real Estate Advisors (manager
                               of three real estate investment
                               funds); former Executive Vice
                               President and Chief Operating
                               Officer of the Robert Martin
                               Company (a real estate
                               development and management
                               firm); Director of Atlantic
                               Gulf Communities Corporation (a
                               land development company);
                               Director of Meadowbrook Golf
                               Group, Inc. (a golf management
                               company); Director and
                               President of Metropolis Realty
                               Trust, Inc. (owner of high rise
                               office buildings); Director of
                               NextHealth, Inc. (operator of
                               wellness and spa facilities)
                               and Director of Roland
                               International, Inc. (a land
                               development company)

                                                                                   BENEFICIAL OWNERSHIP
                                    PRINCIPAL OCCUPATION        YEAR FIRST             OF SHARES AT
                                FIVE-YEAR EMPLOYMENT HISTORY     BECAME A          FEBRUARY 20, 1998(1)
NAME                               AND OTHER DIRECTORSHIPS       DIRECTOR    AGE    (PERCENT OF CLASS)
----                            ----------------------------    ----------   ---   --------------------
George F. Staudter(5)........  Managerial and financial            1993      66           10,386(3)
                               consultant; Director of                                      (.04%)
                               Waterhouse Investors Cash
                               Management Funds, Inc. (a
                               family of mutual funds); former
                               Director of Waterhouse Investor
                               Services, Inc. (a securities
                               broker-dealer); former
                               President, Chief Executive
                               Officer and Director of Family
                               Steak Houses of Florida, Inc.
                               (a restaurant chain); former
                               Principal of Douglas Capital
                               Management (a registered
                               investment advisor); former
                               Vice President and Treasurer of
                               Revlon, Inc. (a cosmetic
                               manufacturer and marketer)
S. D. Stoneburner............  Director of Koger Equity, Inc.;     1988      79           22,160(3)(8)
                               former Chairman of the Board of                              (.09%)
                               Directors, President and Chief
                               Financial Officer of Koger
                               Equity, Inc.
James C. Teagle(11)..........  President, Chief Operating          1996      56          110,055(9)
                               Officer and Director of Koger                                (.43%)
                               Equity, Inc.; former Executive
                               Vice President, Senior Vice
                               President and Vice President of
                               Koger Equity, Inc.; former Vice
                               President of Koger Properties,
                               Inc.; Director, President and
                               Chief Operating Officer of
                               Koger Realty Services, Inc. (a
                               Koger Equity, Inc. related
                               entity and manager of office
                               properties in five markets)
All Executive Officers and......................................................         758,870(10)
Director Nominees as                                                                       (2.94%)
a Group (15 persons)(11)

---------------

 (1) Unless otherwise noted, all Shares are owned directly, with sole voting and dispositive power or with voting and dispositive power shared with spouse.

 (2) Member of the Audit Committee.

 (3) Includes 4,000 Shares which are subject to presently exercisable options.

 (4) Includes 120,333 Shares which are subject to presently exercisable options, or options which are exercisable within 60 days.

 (5) Member of the Compensation Committee. Mr. Hiley resigned from the Compensation Committee on February 18, 1998.

 (6) Includes 33,300 Shares which are subject to presently exercisable options, or options which are exercisable within 60 days.

 (7) Beneficial ownership excludes 5,559,895 shares of Common Stock of Koger Equity, Inc. (the "Issuer"), owned by Apollo Real Estate Investment Fund II, L.P. ("AREIF II") and AREIF II Realty Trust, Inc. ("ARTI"), a subsidiary of AREIF II. The general partner of AREIF II is Apollo Real Estate Advisors II, L.P. ("ARE Advisors II"). The general partner of ARE Advisors II is Apollo Real Estate Capital Advisors II, Inc. ("ARECA II"). Messrs. Jacobsson, Neibart and Mack are officers of ARECA II and limited partners of ARE Advisors II. Each of Messrs. Jacobsson, Neibart and Mack disclaim beneficial ownership of all securities owned by ARTI, AREIF II and any of their affiliates.

 (8) Includes 8,000 Shares which are held in a trust for which Mr. Stoneburner is the beneficiary.

 (9) Includes 100,511 Shares which are subject to presently exercisable options, or options which are exercisable within 60 days.

(10) Sole voting and dispositive power as to 748,098 Shares, and shared voting and dispositive power as to 10,772 Shares. Includes 386,992 Shares which are subject to presently exercisable options, or options which are exercisable within 60 days.

(11) Koger Properties, Inc., a Florida Corporation ("KPI"), filed for protection from creditors under Chapter 11 of the United States Bankruptcy Code on September 25, 1991; on December 21, 1993, KPI was merged with and into the Company (the "Merger"). Mr. Teagle was a former Vice President of KPI, Mr. Robert N. Bridger was a former Senior Vice President of KPI, and Mr. W. Lawrence Jenkins was a former Vice President and Corporate Secretary of KPI. Messrs. Teagle, Bridger and Jenkins became officers of the Company after the Merger.

CORPORATE GOVERNANCE

     The Board of Directors of the Company held six (6) meetings during the last fiscal year. The Board of Directors maintains an Audit Committee (the "Audit Committee") and a Compensation Committee (the "Compensation Committee"), the members of which are elected by the Board of Directors. The Board of Directors does not have a nominating committee.

     The Audit Committee is composed exclusively of directors who are not officers or employees of the Company. It recommends to the Board of Directors the selection of independent auditors, reviews the scope of the audit procedures and the results of the audit, reviews the matter of independence of the auditors, including non-audit services provided by the auditors and considers and makes recommendations to the Board of Directors on matters referred to it relating to the audit function, such as financial and accounting standards and principles and internal accounting, auditing and financial controls. The Audit Committee held one (1) meeting during the last fiscal year and members of the Audit Committee consulted with the officers of the Company and the independent auditors at various times throughout the year.

     The Compensation Committee is composed exclusively of directors who are not officers or employees of the Company. It sets the total compensation of the Company's Chief Executive Officer and the Chief Operating Officer, and reviews the compensation proposed by management for all other executive officers of the Company. The Compensation Committee is also responsible for (i) making grants under the Company's stock option plans, (ii) making contributions, subject to approval by the Board of Directors, under the 401(k) Plan and any other plan or plans as may be determined by the Board of Directors, and (iii) approving participation in the Company's Supplemental Executive Retirement Plan (the "SERP").

     Each of the directors attended at least 75% of the Board of Directors meetings and meetings held by committees of the Board of Directors of which they were members, except Mr. John R. S. Jacobsson who became a director of the Company on August 19, 1997. The Board of Directors held two meetings in 1997 after the election of Mr. Jacobsson and Mr. Jacobsson attended one of those meetings.

     Directors of the Company who are not officers receive a monthly retainer of $1,667, plus fees of $2,000 for each meeting of the Board of Directors attended and $500 for each meeting of any committee of the Board of Directors attended, together with expenses of attendance. Mr. Davis, the Vice Chairman of the Board, received an additional quarterly retainer of $2,500. Directors who are officers of the Company are not paid a director's fee or retainer. Directors may elect to receive payment of part or all of their monthly retainer in Shares by participating in the Stock Investment Plan. For more information concerning the Stock Investment Plan, reference is made to the section "Executive Compensation -- Stock Investment Plan" of this Proxy Statement.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The table below sets forth information concerning the annual and long-term compensation of the Chief Executive Officer (the "CEO") and the other named executive officers whose salary and bonus for the fiscal year ended December 31, 1997, exceeded $100,000 (collectively with the CEO, the "Executive Officers").

                                                                      LONG-TERM(2)
                                                                      COMPENSATION
                                                                         AWARDS
                                               ANNUAL             ---------------------
                                            COMPENSATION                                    ALL OTHER
                                       -----------------------    SECURITIES UNDERLYING    COMPENSATION
NAME AND PRINCIPAL POSITION     YEAR   SALARY($)(1)   BONUS($)     OPTIONS/SARS(#)(3)         ($)(4)
---------------------------     ----   ------------   --------    ---------------------    ------------
Victor A. Hughes, Jr..........  1997     $268,750     $275,770(5)             --            $2,237,714(6)
  Chairman of the Board         1996      230,917      240,533(7)        135,833(8)             15,318
  and Chief Executive           1995      204,200      110,227                --                35,771
  Officer
James C. Teagle...............  1997     $198,750     $204,423(5)             --            $    8,800(6)
  President and Chief           1996      166,667      173,590(9)         96,250(10)            13,050
  Operating Officer             1995      141,750       27,546                --                28,415
W. Lawrence Jenkins...........  1997     $120,833     $ 41,467(5)             --            $    6,518(6)
  Vice President and            1996      112,917       57,363(5)         28,840(11)            10,120
  Corporate Secretary           1995      107,500       20,316                --                22,729
James L. Stephens.............  1997     $112,833     $ 38,813(5)             --            $   62,809(6)
  Vice President and Chief      1996      103,990       49,346(5)         29,916(12)            44,873
  Accounting Officer            1995       97,331        5,219                --                25,029
Robert N. Bridger.............  1997     $130,833     $ 44,784(5)             --            $  126,102(6)
  Senior Vice President         1996      122,575       57,634(5)         28,801(13)            13,233
                                1995      118,885        2,292                --                14,283

---------------

 (1) Includes (a) an amount equal to 10% of salary paid to Messrs. Hughes, Jenkins and Teagle in 1997 and 20% of salary paid to Mr. Stephens in 1997;
     (b) an amount equal to 10% of salary paid to Messrs. Hughes, Teagle, Jenkins and Stephens in 1996; and (c) an amount equal to 10% of salary paid (from August 1, 1995 to December 31, 1995) to Hughes, Jenkins and Stephens in 1995, which amounts were paid by KRSI.

 (2) There were no restricted stock awards or long term incentive plan payouts for any of the last three fiscal years.

 (3) For information concerning the number and market value of Shares subject to the Company's stock option plans as to the Executive Officers, reference is made to the "Option/SAR Exercises and Year-End Values" table and the notes thereto.

 (4) Includes the taxable portion of certain excess life insurance premiums (as defined by the Internal Revenue Code) paid by the Company on behalf of each qualifying employee, including the Executive Officers (the "Life Insurance Premiums") and 401(k) Plan contributions, each of which were Company benefits which did not discriminate in scope, terms or operation in favor of the Executive Officers and were available generally to all salaried employees of the Company.

 (5) Includes a cash bonus which was earned in the year reported, but which was paid in the following calendar year.

 (6) For 1997, includes a matching contribution in the form of Shares made by the Company to the account of each qualifying employee, including each Executive Officer, under the 401(k) Plan, which contribution was equal to 50% of such employee's contributions to his or her account under the 401(k) Plan, subject to a maximum employee contribution of 6% of eligible compensation, and was based on the market value of the Shares on December 31, 1997, which was $21.94 per Share (the "401(k) Contribution").

     As to Mr. Hughes, for 1997, includes Life Insurance Premiums in the amount of $5,911, and a 401(k) Contribution in the amount of $4,750. For 1997, includes $2,227,053 of income associated with the exercise of options on a total of 200,000 Shares, at per share exercise prices ranging from $5.125 to $11.50, at various times from April 23, 1997, to September 19, 1997, which Shares were valued at prices ranging from $15.875 to $20.125 on the dates of exercise.

     As to Mr. Teagle, for 1997, includes Life Insurance Premiums in the amount of $4,050, and a 401(k) Contribution in the amount of $4,750.

     As to Mr. Jenkins, for 1997, includes Life Insurance Premiums in the amount of $1,872, and a 401(k) Contribution in the amount of $4,646.

     As to Mr. Stephens, for 1997, includes Life Insurance Premiums in the amount of $614, and a 401(k) Contribution in the amount of $4,355. For 1997, includes $57,840 of income associated with the exercise of options on a total of 4,255 Shares, all at an exercise price of $5.125, at various times from January 8, 1997 to December 22, 1997, which Shares were valued at prices ranging from $18.00 to $21.00 on the dates of exercise.

     As to Mr. Bridger, for 1997, includes Life Insurance Premiums in the amount of $4,914 and a 401(k) Contribution in the amount of $4,750. For 1997, includes $116,438 of income associated with the exercise of options on a total of 9,000 Shares, all at an exercise price of $7.625 on December 18, 1997, which Shares were valued at a price of $20.563 on the dates of exercise.

 (7) Includes a bonus earned by Mr. Hughes for calendar year 1996 in the amount of $235,724, the value of which was paid in Shares, net of taxes, by the issuance of 9,013 Shares on January 6, 1997.

 (8) Of the total options granted to Mr. Hughes in 1996, 35,833 options were granted on May 6, 1996, for a 10-year term, became 100% exercisable six months after the date of grant at a per Share price of $11.50; 94,144 options were granted on December 9, 1996, for a ten-year term and will be exercisable at the annual rate of 33 1/3% commencing six months from the date of grant at a per Share price of $15.375; and 5,856 options were granted on December 9, 1996, for a 7-year term and will be exercisable at an annual rate of 33 1/3% commencing six months from the date of grant at a per Share price of $15.375.

 (9) Includes a bonus earned by Mr. Teagle for calendar year 1996 in the amount of $170,128 the value of which was paid in Shares, net of taxes, by the issuance of 6,442 Shares on January 6, 1997.

(10) Of the total options granted to Mr. Teagle in 1996, 46,250 options were granted on May 6, 1996, for a 10-year term, became 100% exercisable six months after the date of grant at a per Share price of $11.50; and 50,000 options were granted on December 9, 1996, for a 10-year term, and will be exercisable at the annual rate of 33 1/3% commencing six months from the date of grant at a per Share exercise price of $15.375.

(11) Of the total options granted to Mr. Jenkins in 1996, 1,340 were granted on May 6, 1996, became 100% exercisable six months after the date of grant, terminate 10 years from the date of grant and are exercisable at a per Share price of $11.50; and 27,500 were granted on December 9, 1996, become 20% exercisable annually, terminate 10 years from the date of grant and are exercisable at a per Share price of $15.375.

(12) Of the total options granted to Mr. Stephens in 1996, 2,416 were granted on May 6, 1996, became 100% exercisable six months after the date of grant, terminate 10 years from the date of grant and are exercisable at a per Share price of $11.50; and 27,500 were granted on December 9, 1996, become 20% exercisable annually, terminate 10 years from the date of grant and are exercisable at a per Share price of $15.375.

(13) Of the total options granted to Mr. Bridger in 1996, 1,301 were granted on May 6, 1996, became 100% exercisable six months after the date of grant, terminate 10 years from the date of grant and are exercisable at a per Share price of $11.50; and 27,500 were granted on December 9, 1996, become 20% exercisable annually, terminate 10 years from the date of grant and are exercisable at a per Share price of $15.375.

OPTION/STOCK APPRECIATION RIGHTS GRANTS

     During the fiscal year ended December 31, 1997, the Company granted no options to its Executive Officers.

OPTION/STOCK APPRECIATION RIGHTS EXERCISES AND YEAR-END VALUES

     The table below sets forth information with respect to (i) the aggregate number of options/stock appreciation rights exercised, and the values realized in respect thereof, by the Executive Officers during the fiscal year ended December 31, 1997, and (ii) the aggregate number of options/stock appreciation rights, and the value of the in-the-money options/stock appreciations rights, in each case held by the Executive Officers at the end of such fiscal year.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                            FY-END OPTION/SAR VALUES

                                                                     NUMBER OF
                                                                    SECURITIES
                                                                    UNDERLYING        VALUE OF UNEXERCISED
                                                                    UNEXERCISED           IN-THE-MONEY
                                                                  OPTIONS/SARS AT         OPTIONS/SARS
                                    SHARES                      FISCAL YEAR-END (#)       AT FY-END($)
                                  ACQUIRED ON      VALUE           EXERCISABLE/           EXERCISABLE/
NAME                              EXERCISE(#)   REALIZED($)        UNEXERCISABLE        UNEXERCISABLE(1)
----                              -----------   ------------   ---------------------  ---------------------
Victor A. Hughes, Jr............    200,000      $2,227,053       33,300 / 66,700       $218,531 / $437,719
James C. Teagle.................         --              --      100,511 / 49,489     $1,130,313 / $449,843
W. Lawrence Jenkins.............         --              --       28,286 / 27,361       $357,020 / $221,110
James L. Stephens...............      4,255      $   57,840       49,947 / 22,000       $767,957 / $144,375
Robert N. Bridger...............      9,000      $  116,438       18,615 / 27,204       $218,767 / $218,852

---------------

(1) The value reported herein is based on a per Share price of $21.9375, which is the closing price of the Shares on December 31, 1997, as reported on the American Stock Exchange.

LONG-TERM INCENTIVE PLAN AWARDS

     The Company made no long-term incentive plan awards to any Executive Officer during the fiscal year ended December 31, 1997.

EXECUTIVE EMPLOYMENT AGREEMENTS

     On June 21, 1996, the Company entered into three-year employment agreements with both Messrs. Hughes and Teagle. Effective April 1, 1998, the Company entered into new employment agreements with these executives for the primary purpose of extending these agreements, in the case of Mr. Hughes, through December 31, 2000, and, in the case of Mr. Teagle, through March 31, 2001. These agreements provide for, among other things, an annual base salary for Mr. Hughes of $300,000 and an annual base salary for Mr. Teagle of $230,000. Also effective April 1, 1998, Mr. Hiley, a Director of the Company, has been engaged as the Company's Executive Vice President and Chief Financial Officer. In this connection, the Company entered into a three-year employment agreement with Mr. Hiley commencing April 1, 1998, at an initial annual base salary of $200,000 and on February 18, 1998 granted him a ten-year option to purchase 125,000 Shares at an exercise price of $22.8125 per share, the fair market value on the date of grant. In addition, he was made a participant in the Supplemental Executive Retirement Plan for Executives of Koger Equity, Inc. and Participating Related Entities (the "SERP"). These employment agreements provide that the officers (1) serve the Company on a full-time basis, (2) perform such duties and responsibilities as may be designated by the Board and (3) devote substantially all of their business time and best efforts, business judgement, skill and knowledge exclusively to the advancement of the business and interests of the Company.

     In the event of an early termination of employment other than for cause, each employment agreement provides that, at the officer's option, (1) he may either continue to receive his base salary for the term of the agreement or its present value in a lump sum, and (2) continue to participate in the Company's medical and life insurance arrangement for employees during the term of the agreement or be paid a lump sum present value of the cost of such insurance coverage. The officer will also be deemed to have satisfied the vesting requirements for benefits under the SERP and all stock options, which would otherwise become vested during the term of the employment agreement, in the event of an early termination of employment other than for cause.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

     The SERP provides additional retirement benefits for the Executive Officers. In the case of Messrs. Hughes and Teagle, the SERP provides (i) such Executive Officer with a lifetime benefit of 50% of final three-year average annual base salary, less social security benefits and the annuitized equivalent of profit sharing contributions by the Company to the account of such Executive Officer under the 401(k) Plan, and (ii) the surviving spouse of such Executive Officer with a lifetime benefit of 50% of such Executive Officer's benefit. In the case of Mr. Hiley, the SERP provides (i) him with a lifetime benefit of 35% of final three-year average annual base salary less social security benefits and the annuitized equivalent of profit sharing contributions by the Company to the account of Mr. Hiley under the 401(k) Plan and (ii) his surviving spouse with a lifetime benefit of 50% of his benefit. The SERP also provides Messrs. Hughes, Teagle and Hiley and their spouses with lifetime medical coverage (which is intended to be roughly equivalent to that provided by the Company for the Executive Officers). In the case of each other Executive Officer, the SERP provides a 15-year benefit (reduced in any case in which such Executive Officer has less than 20 years of service) equal to 40% of final three-year average annual base salary, less social security benefits and the annuitized equivalent of profit sharing contributions by the Company to the account of such Executive Officer under the 401(k) Plan. Benefits under the SERP generally vest only if the applicable Executive Officer remains in the Company's employ for a period ranging from two to five years after commencement of his participation in the SERP (depending upon such Executive Officer's age at the commencement of his participation in the SERP). However, if a change of control of the Company (as defined in the SERP) occurs and an Executive Officer leaves the employ of the Company under certain circumstances, then (a) in the case of Messrs. Hughes, Teagle and Hiley, such Executive Officer would be entitled to his benefits, commencing immediately and without regard to the vesting requirement, and (b) in the case of each other Executive Officer, such Executive Officer, at his option, would be entitled to either a continuation of his base salary for a period of 18 months or his vested benefits under the SERP.

     The table below sets forth information with respect to the estimated annual benefit (determined before any reduction for social security benefits and 401(k) Plan contributions as described above) payable to SERP participants (except Mr. Hiley; see note below) upon age 65 retirement at different levels of compensation and service.

                               PENSION PLAN TABLE

                                                                YEARS OF SERVICE
                                              ----------------------------------------------------
FINAL AVERAGE ANNUAL REMUNERATION                15         20         25         30         35
---------------------------------             --------   --------   --------   --------   --------
   $125,000.................................  $ 37,500   $ 50,000   $ 50,000   $ 50,000   $ 50,000
     150,000................................    45,000     60,000     60,000     60,000     60,000
     175,000................................    52,500     70,000     70,000     70,000     70,000
     200,000................................   100,000    100,000    100,000    100,000    100,000
     225,000................................   112,500    112,500    112,500    112,500    112,500
     250,000................................   125,000    125,000    125,000    125,000    125,000
     300,000................................   150,000    150,000    150,000    150,000    150,000

     The compensation base used by the SERP is average base salary for the final three years of employment. As of December 31, 1997, the base salary and estimated years of service credit for each Executive Officer is listed below:

Mr. Bridger.................................................  $135,000    35 years
Mr. Hughes..................................................  $300,000    15 years
Mr. Jenkins.................................................  $125,000    27 years
Mr. Stephens................................................  $117,000    11 years
Mr. Teagle..................................................  $230,000    25 years

     Because the SERP generally provides a 50% gross benefit for life to Messrs. Hughes and Teagle, and a 40% gross benefit for 15 years to the other Executive Officers, the Pension Plan Table above reflects a 50% benefit for salaries above $175,000 and a 40% benefit for salaries up to and including $175,000. [Note: Mr. Hiley's age 65 annual SERP benefit is 35% of final three-year average annual base salary, or $70,000.] The benefits shown will be reduced by (i) the amount of social security benefits received by the applicable Executive Officer and
(ii) the annuitized equivalent of profit sharing contributions made by the Company to the account of such Executive Officer under the 401(k) Plan. At retirement, benefits under the SERP are paid in annuity form.

STOCK INVESTMENT PLAN

     The Company has a Stock Investment Plan (the "SIP") pursuant to which participating employees and directors of the Company may purchase Shares. Under the SIP, the Company is authorized to purchase up to an aggregate of 200,000 Shares on behalf of such participating employees and directors. Each participating employee pays for his or her Shares pursuant to a monthly payroll deduction plan established by the participating employees, and each participating director pays for his Shares pursuant to a deduction from such director's retainer. Pursuant to the SIP and subject to certain limitations, the Company contributes a portion of the purchase price of such Shares, which contribution equals the following percentage of the aggregate monthly deduction from such employee's pay or such director's retainer: (i) 25% of each monthly deduction less than or equal to $50; (ii) 20% of each monthly deduction greater than $50 but less than or equal to $100; and (iii) 15% of each monthly deduction greater than $100 but less than or equal to $1,700. The Company also pays all commissions and related expenses of the SIP. The Company's contribution and expenses incurred in administering the SIP totaled approximately $59,300 for the year ended December 31, 1997.

     During 1997, the Company paid the following amounts on behalf of the following directors:

                                                         STOCK INVESTMENT PLAN
                                                                COMPANY
DIRECTOR NAME                                                CONTRIBUTION
-------------                                            ---------------------
D. Pike Aloian.........................................         $ 3,090
Benjamin C. Bishop, Jr. ...............................           3,090
David B. Hiley.........................................           3,090
John R. S. Jacobsson...................................           1,149
G. Christian Lantzsch..................................           3,090
William L. Mack........................................           3,090
Lee S. Neibart.........................................           3,090
W. Edward Scheetz(1)...................................           2,060
George F. Staudter.....................................           3,090
S. D. Stoneburner......................................           3,090
                                                                -------
          Total Contributed on behalf of Directors.....         $27,929
                                                                =======

---------------

(1) Mr. Scheetz resigned from the Board of Directors on August 19, 1997, at which time contributions under the terms of the SIP were discontinued.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the information included under the "Shareholder Return Performance Presentation" including the performance graph which follows shall not be deemed to be incorporated by reference into any such filings.

     The Compensation Committee consists of G. Christian Lantzsch, John R. S. Jacobsson and George F. Staudter, Chairman, all of whom were outside directors of the Company.

     The Compensation Committee is responsible for setting the total compensation of the Chairman of the Board and Chief Executive Officer (the "CEO") and the President and Chief Operating Officer (the "COO") and for reviewing the compensation, including year-end bonuses, proposed by management for all other Executive Officers of the Company. The Compensation Committee is also responsible for (i) making grants under the Company's stock option plans,
(ii) making contributions, subject to approval by the Board of Directors, under the 401(k) Plan and any other plan or plans as may be determined by the Board of Directors, and (iii) approving participation in the SERP. It is the Committee's objective to structure executive compensation packages that have and will continue to provide incentives to create shareholder value. Through stock options and other stock related awards, the Compensation Committee has sought to forge a strong link between Share performance and Executive Compensation. In addition, the Company believes that the Executive Compensation program should attract, retain and motivate a quality, performance-oriented management team.

     Currently, the key elements of the Company's compensation package for the Executive Officers are base salary, bonuses, contributions to the 401(k) Plan, stock options, and participation in the SERP.

     In determining the compensation paid to the Executive Officers in 1997, the Compensation Committee took into consideration a number of factors, including among others, the following: (i) increase in shareholder value; (ii) the improvement in the Company's operations, including increases in rental revenues and lease terms; (iii) the successful completion of a public offering of its Shares; (iv) the establishing of a revolving credit facility; and (v) the implementation of an active and aggressive, yet prudent, development and acquisition program.

     The Company's strategy has been to improve its financial condition by increasing occupancy and revenues, reducing indebtedness relative to total market capitalization, refinancing indebtedness and broaden-ing its asset base. The Company has made significant progress in these areas. During 1997, the Company continued to improve its operating efficiencies by (i) maintaining the percent leased rate of its buildings at approximately 92%, and
(ii) increasing its rental revenues by approximately $10.6 million, or 10.8%. In December 1997, the Company received $67 million in net proceeds from the sale of
3.5 million Shares and obtained a $100 million revolving credit facility. The Company also reduced indebtedness by approximately $21 million, from approximately $203 million at the beginning of 1997 to approximately $182 million at the end of the year, or approximately 10.3%. The Company's debt-to-total market capitalization ratio improved from approximately 34% as of the end of 1996 to 24.6% as of the end of 1997. In addition, the market price of the Company's Shares increased from $18.75 on December 31, 1996, to $21.9375 on December 31, 1997, a 17% increase.

     During 1997, the Company completed construction on two new buildings containing approximately 102,000 net rentable square feet and closed on the purchase of 11 buildings containing approximately 718,000 net rentable square feet. The Company's operating properties increased from 215 to 228, or 6.0%, during 1997, with net rentable square feet increasing from approximately 7.7 million to approximately 8.5 million, or 10.7%, and the average rental rate increasing from $14.24 to $15.02, or 5.5%, during 1997. Also during 1997, the Company commenced construction of nine new office buildings on some of its existing inventory of land held for development.

     While the Compensation Committee considered all of the foregoing and although the Committee has from time to time reviewed the executive compensation levels of other real estate investment trusts and referred to other available information concerning the salaries of executive officers in peer group companies, it did not, and has not as yet, set any specific criteria in arriving at any particular Executive Officer's compensation. Accordingly, based on the above, the Compensation Committee made a subjective determination in setting the compensation of the CEO and COO and reviewed and approved the compensation of the other Executive Officers.

     In arriving at the compensation paid Victor A. Hughes, Jr., the Chairman of the Board, Chief Executive Officer (the "CEO") and Chief Financial Officer (the "CFO") during 1997, the Compensation Committee considered the outstanding performance of the Company under his leadership as both CEO and CFO, as well as his experience in corporate finance.

     In recognition of his outstanding performance as CEO and CFO, Mr. Hughes' annual salary was increased to $300,000 in August 1997, from $250,000 in 1996. In addition, in January 1998, he was awarded a cash bonus of $270,000 for his 1997 performance.

     Conclusion. The Compensation Committee believes that the compensation packages of the Company's Executive Officers have been generally commensurate with the Company's financial performance and the total value received by its shareholders. The Compensation Committee intends to continue review of Executive Officers compensation with the assistance of an outside compensation consultant and will make such modifications in its approach to executive compensation as it determines to be appropriate in light of the Company's financial condition, the performance of its officers and peer group analysis.

     The foregoing report has been furnished by the Compensation Committee.

                                  John R. S. Jacobsson
                                  G. Christian Lantzsch
                                  George F. Staudter, Chairman

SHAREHOLDER RETURN PERFORMANCE PRESENTATION

     The line graph below sets forth the cumulative total shareholder return on the Shares as compared with the cumulative total return of each of the American Stock Exchange Market Value Index and the NAREIT Total Return Index, in each case (i) on an annual basis for the period commencing December 31, 1992 and ending December 31, 1997 and (ii) assuming that $100 was invested on December 31, 1992 and that all dividends were reinvested.

               Measurement Period
             (Fiscal Year Covered)                       KE               AMEX             NAREIT
1992                                                        100.00            100.00            100.00
1993                                                        184.00            120.00            119.00
1994                                                        157.00            109.00            120.00
1995                                                        230.00            137.00            141.00
1996                                                        405.00            146.00            192.00
1997                                                        483.00            177.00            228.00


     The Company has used a different industry group for compensation comparisons from that used for its shareholder return performance presentation.

          APPROVAL OF THE COMPANY 1998 EQUITY AND CASH INCENTIVE PLAN

     On March 10, 1998, the Company's Board of Directors approved, subject to shareholder approval, the Company 1998 Equity and Cash Incentive Plan (the "1998 Incentive Plan") and the issuance of up to 1,000,000 Shares pursuant to awards thereunder. Attached as Exhibit 1 to this Proxy Statement is the full text of the 1998 Incentive Plan and the following description of the Plan is qualified by reference to Exhibit 1 hereto.

     The purpose of the 1998 Incentive Plan is to advance the interests of the Company and its subsidiaries by enhancing their ability to attract and retain employees and other persons or entities including, but not limited to, directors of the Company, who are in a position to make significant contributions to the success of the Company and its subsidiaries, and to reward participants for such contributions through ownership of Shares and cash incentives. The 1998 Incentive Plan is intended to accomplish these goals by enabling the Company to grant awards in the form of options, stock appreciation rights, restricted stock, unrestricted stock, deferred stock, or performance awards (in cash or stock), or combinations thereof, all as more fully described below (the "Awards").

GENERAL

     The 1998 Incentive Plan will be administered by a committee of the Board of Directors designated for such purposes consisting of at least two directors (the "Committee"). During such times as the Shares are registered under the Securities Exchange Act of 1934 (the "1934 Act"), all members of the Committee will be "non-employee directors" within the meaning of Rule 16b-3 as promulgated under the 1934 Act and "outside directors" within the meaning of Section 162(m)(4)(C)(I) of the Internal Revenue Code of 1986 (the "Code"). Under the 1998 Incentive Plan, the Committee may grant stock options, stock appreciation rights, restricted stock, unrestricted stock, deferred stock and performance Awards (in cash or stock), or combinations thereof, and may waive the terms and conditions of any award. A total of 1,000,000 Shares is reserved for issuance under the 1998 Incentive Plan. The Committee will have the authority, among other things, to waive compliance by a holder of an Award with any obligations imposed under the Award, waive any terms or conditions of an Award, and amend or cancel an existing Award in whole or in part, and if an Award is canceled, grant another Award in its place on terms and conditions determined by the Committee.

     Awards under the 1998 Incentive Plan may also include provision for the payment of dividend equivalents with respect to Shares subject to Awards. Employees of the Company and its subsidiaries and other persons or entities, including, but not limited to, directors of the Company, who are in a position to make a significant contribution to the success of the Company, are eligible to receive Awards under the 1998 Incentive Plan.

     Section 162(m) of the Code places annual limitations on the deductibility by public companies of compensation in excess of $1,000,000 paid to any of the chief executive officer and the other four most highly compensated officers, unless, among other things, the compensation is performance-based. For compensation attributable to stock options and stock appreciation rights to qualify as performance-based, among other required events, the plan, under which the stock options or stock appreciation rights are granted, must state a maximum number of shares with respect to which options and rights may be granted to an individual during a specified period and must be approved by the company's shareholders. To comply with these requirements, the 1998 Incentive Plan provides that the maximum number of shares as to which Awards may be granted to any participant in any one calendar year is 250,000, and the 1998 Incentive Plan is being submitted for shareholder approval.

     Stock Options. The exercise price of an incentive stock option ("ISO") granted under the 1998 Incentive Plan or an option intended to qualify as performance-based compensation under Section 162(m) of the Code shall not be less than 100% of the fair market value of the Shares at the time of grant. Subject to the foregoing, the exercise price of options granted under the 1998 Incentive Plan is determined by the Committee. Options granted under the 1998 Incentive Plan will expire and terminate no later than 10 years from the date of grant. The exercise price may be paid in cash or check acceptable to the Company. Subject to certain additional limitations, the Committee may also permit the exercise price to be paid by tendering Shares, by delivering to the Company an undertaking by a broker, bank or other financial institution, acceptable to the Company, to deliver promptly sufficient funds to pay the exercise price, or a combination of the foregoing.

     Stock Appreciation Rights (SARs). Stock appreciation rights ("SARs") may be granted either alone or in tandem with stock option grants. Each SAR entitles the holder, upon exercise, to receive an amount in cash or Shares or a combination thereof (such form to be determined by the Committee) determined in whole or in part by reference to appreciation in the fair market value of a Share. SARs may be based solely on appreciation in the fair market value of the Shares or on a comparison of such appreciation with some other measure of market growth. The date as of which such appreciation or other measure is determined shall be the exercise date unless another date is specified by the Committee. If a SAR is granted in tandem with an option, the SAR will be exercisable only to the extent the option is exercisable. To the extent the option is exercised, the accompanying SAR will cease to be exercisable, and vice versa.

     Stock Awards; Deferred Stock. The 1998 Incentive Plan provides for Awards of nontransferable Shares of restricted stock subject to forfeiture ("Restricted Stock"), as well as for Awards of unrestricted Shares. Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable restricted period and the satisfaction of any other conditions or restrictions established by the Committee. Other Awards under the 1998 Incentive Plan may also be settled with Restricted Stock. The 1998 Incentive Plan also provides for deferred grants entitling the recipient to receive Shares in the future at such times and on such conditions as the Committee may specify.

     Performance Awards. The 1998 Incentive Plan provides for performance Awards entitling the recipient to receive cash or Shares following the attainment of performance goals determined by the Committee. Performance conditions and provisions for deferred stock may also be attached to other Awards under the 1998 Incentive Plan. In the case of any performance award intended to qualify for the performance-based remuneration exception described in Section 162(m) of the Code (an "Exempt Award"), the Committee will pre-establish specific performance goals in writing that are based upon any one or more of the following (determined on a consolidated, divisional, subsidiary, line of business or geographical basis or in combinations thereof): (i) sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation or amortization, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; inventory level or turns; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; Share price; shareholder return; or any combination of the foregoing; or (ii) acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; recapitalizations, restructurings, financings (issuance of debt or equity) and refinancings; transactions that would constitute a change of control (as defined under the 1998 Incentive Plan); or any combination of the foregoing. Performance goals need not be based upon an increase, a positive or improved result or avoidance of loss. The maximum Exempt Award payable to an individual in respect of any performance goal for any year cannot exceed $2,500,000. Payment of performance Awards based upon a performance goal for calendar years 2004 and thereafter is conditioned upon re-approval by the Company's shareholders no later than the first meeting of shareholders in 2003.

     Loans and Supplemental Grants. The 1998 Incentive Plan provides that the Company may make loans to assist Participants with the purchase of Shares under the Plan and/or the payment of taxes due with respect to an Award. The Plan also provides that the Board may cause the Company to make supplemental cash Awards ("Supplemental Grants") to assist Participants with the payment of taxes relating to an Award and that Supplemental Grants may be made on a grossed-up basis.

     Termination. Except as otherwise provided by the Committee, (i) in the case of a participant's death, options and SARs become fully exercisable immediately without regard to any vesting requirements and may be exercised by the participant's executor, administrator or personal representative or the person to whom the option or SAR passes at death during a period of one year following such death (or for the remainder of their original term, if less),
(ii) in the case of retirement or disability, options and SARs may be exercised by the participant at any time in accordance with their original terms, except that in the case of disability, options and SARs will become fully exercisable without regard to any vesting requirements, (iii) in the case of termination for any reason, outstanding Awards of Restricted Stock must be transferred to the Company and deferred stock grants, performance Awards and Supplemental Awards to which a participant is not irrevocably entitled will be forfeited unless otherwise provided, and (iv) in the case of termination for reasons other than death, retirement or disability, options and SARs remain exercisable, to the extent they were exercisable immediately prior to termination, for three months (or for the remainder of their original term, if less), shares of Restricted Stock must be resold to the Company, and other Awards terminate, except as otherwise provided.

     In the case of a change of control as defined in the 1998 Incentive Plan except as provided by the Committee at the time of grant, all Awards pursuant to the plan shall immediately vest with options and SARs being immediately exercisable, Restricted Stock becoming unrestricted and performance Awards being fully due and payable to the participant. In the case of certain mergers, consolidations or other transactions in which the Company is acquired or is liquidated or otherwise ceases to exist, Awards payable in Shares will then terminate.

     Amendment. The Committee may amend the 1998 Incentive Plan or any outstanding Award at any time or may at any time terminate the Plan, provided that no such amendment will, without the approval of the shareholders of the Company, effectuate a change for which shareholder approval is required in order for the 1998 Incentive Plan to continue to qualify for the award of ISOs under section 422 of the Code or for the Award of performance-based compensation under
Section 162(m) of the Code.

NEW PLAN BENEFIT

     The future benefits or amounts that would be received under the 1998 Incentive Plan by the executive officers, the non-executive officer directors and the non-executive officer employees are discretionary and are therefore not determinable at this time.

FEDERAL TAX EFFECTS

     The following discussion summarizes certain federal income tax consequences of the issuance and receipt of options under the 1998 Incentive Plan. The summary does not purport to cover federal employment tax or other federal tax consequences that may be associated with the 1998 Incentive Plan, nor does it cover state, local or non-U.S. taxes.

     Incentive Stock Options. In general, an optionee realizes no taxable income upon the grant or exercise of an ISO. However, the exercise of an ISO may result in an alternative minimum tax liability to the optionee. With certain exceptions, a disposition of Shares purchased under an ISO within two years from the date of grant or within one year after exercise produces ordinary income to the optionee (and a deduction to the Company) equal to the value of the Shares at the time of exercise less the exercise price. Any additional gain recognized in the disposition is treated as a capital gain for which the Company is not entitled to a deduction. If the optionee does not dispose of the Shares until after the expiration of these one- and two-year holding periods, any gain or loss recognized upon a subsequent sale is treated as a long-term capital gain or loss for which the Company is not entitled to a deduction.

     Nonstatutory (Non-ISO) Options. In general, in the case of a non-ISO, the optionee has no taxable income at the time of grant but realizes income in connection with exercise of the option in an amount equal to the excess (at the time of exercise) of the fair market value of the Shares acquired upon exercise over the exercise price; a corresponding deduction is available to the Company; and upon a subsequent sale or exchange of the Shares, appreciation or depreciation after the date of exercise is treated as capital gain or loss for which the Company is not entitled to a deduction.

     In general, an ISO that is exercised more than three months after termination of employment (other than termination by reason of death) is treated as a non-ISO. ISOs are also treated as non-ISOs to the extent they first become exercisable by an individual in any calendar year for Shares having a fair market value (determined as of the date of grant) in excess of $100,000.

     Under the so-called "golden parachute" provisions of the Code, the vesting or accelerated exercisability of Awards in connection with a change in control of the Company may be required to be valued and taken into account in determining whether participants have received compensatory payments, contingent on the change in control, in excess of certain limits. If these limits are exceeded, a substantial portion of amounts payable to the participant, including income recognized by reason of the grant, vesting or exercise of Awards under the 1998 Incentive Plan, may be subject to an additional 20% federal tax and may be nondeductible to the Company.

GRANT OF OPTIONS UNDER THE 1998 INCENTIVE PLAN

     Subject to approval and ratification of the Shareholders of the Company, on March 10, 1998, the Committee, under the 1998 Incentive Plan, granted options to purchase 180,000 Shares to Victor A. Hughes, Jr., and 100,000 Shares to James C. Teagle, each option having a term of ten years, at an exercise price of $21.875 per Share, which price is equal to the closing price of the Shares on March 10, 1998, as reported on the American Stock Exchange. The option granted to Mr. Hughes shall be exercisable at a cumulative rate of one-third of the Shares underlying the option on each of December 31, 1998, 1999 and 2000, and the option granted to Mr. Teagle shall be exercisable at a cumulative rate of one-third of the Shares underlying the option over three years commencing one year from the date of grant.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE KOGER EQUITY, INC. 1998 EQUITY AND CASH INCENTIVE PLAN.

     Unless instructions are given to the contrary, it is the intention of the persons named as proxies to vote the Shares to which the proxy is related FOR approval of the 1998 Incentive Plan, authorizing the adoption of the plan by the Company, with 1,000,000 Shares reserved for issuance under the terms of the plan.

                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

     From its organization in 1988, the Company's business involved the acquisition of completed and substantially leased commercial office buildings and the operation of such properties for the production of rents. As of December 31, 1997, the Company owned 228 commercial properties in 13 metropolitan areas in the southeastern and southwestern United States. A total of 126 buildings was acquired from KPI or its affiliates through 1990. During 1993, an additional 93 buildings were acquired from KPI as the result of the Merger, which was consummated on December 21, 1993, as part of the Plan of Reorganization in the KPI Bankruptcy. During 1997, an additional 11 buildings were purchased and construction on two buildings was completed. At December 31, 1997, the Company had begun construction on eight additional buildings. As a result of the Merger, the Company also assumed property management agreements to manage 92 office buildings owned by The Koger Partnership, Ltd. ("TKP").

     During 1995, TKP sold its 92 buildings and parcels of related land to Koala Miami Realty Holding, Inc., Koala Norfolk Realty Holding, Inc., Koala Raleigh Realty Holding, Inc., Koala Richmond Realty Holding, Inc., and Koala Tampa Realty Holding, Inc., (each a "Koala Entity"), all of which are wholly owned subsidiaries of a co-mingled pension trust for which Morgan Guaranty Trust Company of New York is the trustee and J. P. Morgan Investment Management Inc. is the investment manager.

     Simultaneously with the sale by TKP of its properties, the Company sold to certain Koala Entities three buildings and certain parcels of related land located in or contiguous to office centers substantially owned by TKP. A certain Koala Entity exercised an option to purchase from the Company two additional parcels of land in Miami, Florida, in February 1997 for a purchase price of $2.97 million.

     In connection with the acquisition by the Koala Entities from TKP and the Company of the properties described above, Koala entered into a Management Agreement with Koger Realty Services, Inc., a Delaware corporation ("KRSI"), in which the Company has a significant economic interest, pursuant to which KRSI will manage such properties for a five-year period, subject to renewal on July 31, 2000.

     KRSI was incorporated to provide, among other things, leasing and property management services to owners of commercial office buildings. The Company owns all of the preferred stock of KRSI, which currently represents in excess of 95% (by value) of the economic benefits of KRSI. Such preferred stock is nonvoting stock and is not convertible into the common stock of KRSI while held by the Company. All of the outstanding common stock of KRSI was acquired by officers and employees of KRSI, including: Victor A. Hughes, Jr., James C. Teagle, W. Lawrence Jenkins, James L. Stephens, all officers of the Company, and certain other employees of KRSI who are not employed by the Company. In addition to serving as officers of KRSI, Messrs. Hughes, Teagle and Jenkins comprise the Board of Directors of KRSI. In the event that any of the forgoing persons leave the employ of KRSI, KRSI has the right to reacquire any Shares of common stock of KRSI held by such officer or employee.

     The Company accounts for its investment in the preferred stock of KRSI using the equity method. During 1997, KRSI earned approximately $5.3 million in management fees from the Koala Entities and other entities for which it performs services.

     Messrs. Mack, Neibart and Jacobsson were elected to the Company's Board under the terms of an agreement dated October 10, 1996, between the Company and an affiliate of Apollo Real Estate Investment Fund II, L. P. ("Apollo") pursuant to which Apollo purchased three million Shares from the Company for $43.5 million ($14.50 per share). Apollo has been granted registration rights and a conditional exemption from certain of the Company's takeover defenses that provide that for a period of three years (subject to earlier termination under certain circumstances): (i) Apollo may purchase up to 25% of the Company's outstanding stock; (ii) Apollo will be entitled to Board representation of up to three directors on a board of not more than 12, (depending upon Apollo's level of ownership of the common stock); and (iii) Apollo will not acquire more than 25% of the Company's outstanding stock and will vote its Shares as to certain matters either in accordance with the recommendation of the Board or proportionately with other shareholders, unless the Company breaches its agreements or, without Apollo's consent, the Company takes certain significant actions such as certain amendments of the Company's organizational documents, liquidation, termination of REIT status, sale of the Company, acquisitions or disposition over a certain size, issuance of more than 9.8% of the outstanding common stock to a person or group or failure by the Company to employ its takeover defenses against another person who holds (or tenders for) 15% or more of the common stock. In addition, with certain exceptions, in the event the Company sells Shares or securities convertible into Shares ("Equity Securities"), Apollo has a preemptive right to acquire from the Company that amount of Equity Securities that will increase its holdings to not more than 25% of the Company's outstanding Equity Securities.

     During December 1997, the Company completed a public offering of three million Shares for an aggregate sales price of $60.75 million. In connection with this public offering, the Company completed a concurrent offering of 500,000 of its Shares to an affiliate of Apollo Real Estate Investment Fund II, L.P. for an aggregate sales price of $9.57 million.

     Mr. Davis retired as an employee of the Company on December 31, 1996, but continues to serve the Company as a consultant. Pursuant to the Consulting Agreement between Mr. Davis and the Company, he will receive a consulting fee of $50,000 per year through December 31, 1999. In addition, during 1997, Mr. Davis received income in the amount of $136,866 from the SERP and $681,250 of income associated with the exercise of options on a total of 50,000 Shares, all at an exercise price of $5.125, at various times from January 30, 1997 to September 9, 1997, which Shares were valued at prices ranging from $19.63 to $22.06 per Share on the dates of exercise.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires that the Company's directors and executive officers file with the Securities and Exchange Commission (the "SEC") and the American Stock Exchange initial reports of ownership and reports of changes in ownership of the Company's equity securities. Directors and executive officers are required by regulations of the SEC to furnish the Company with copies of all Section 16(a) forms they file.

     Except for the late reporting of the exercise of Stock Options to purchase 1,140 Shares by James L. Stephens, and the late reporting of the sale of 25,000 Shares by Irvin H. Davis, to the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports not previously reported were required, during the fiscal year ended December 31, 1997, its directors and executive officers complied with all
Section 16(a) filing requirements.

             SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF BENEFICIAL OWNERS

     The table below sets forth certain information with respect to the beneficial ownership of Shares as of February 15, 1998, by each person known to the Company to be the beneficial owner of more than 5% of the Shares. Except as noted below, each of the persons listed has sole dispositive and voting power with respect to the Shares indicated.

                                                                                  NUMBER OF SHARES
NAME AND ADDRESS OF BENEFICIAL OWNER                          PERCENT OF CLASS   BENEFICIALLY OWNED
------------------------------------                          ----------------   ------------------
Apollo Real Estate
  Investment Fund II, L. P..................................        21.9%            5,559,895
  1301 Avenue of the Americas
  New York, New York 10019
Alliance Capital Management, Inc............................         9.7%            2,478,143
  1290 Avenue of the Americas
  New York, New York 10104

SECURITY OWNERSHIP OF MANAGEMENT

     The table below sets forth certain information with respect to the beneficial ownership of Shares held as of February 20, 1998, (i) individually by each Executive Officer and each director of the Company and (ii) by all Executive Officers and directors of the Company. Except as noted below, each of the persons listed below has (a) sole dispositive and voting power or (b) shared dispositive and voting power with a spouse, in each case with respect to the Shares indicated. The address of each Executive Officer and director listed below is in care of the Company.

                                                                               NUMBER OF SHARES
NAME OF BENEFICIAL OWNER                                   PERCENT OF CLASS   BENEFICIALLY OWNED
------------------------                                   ----------------   ------------------
D. Pike Aloian...........................................         .03%               7,779(3)
Benjamin C. Bishop, Jr...................................         .11               26,986(3)
Irvin H. Davis...........................................         .62              158,792(1)(2)(3)
David B. Hiley...........................................         .04               10,446(3)
Victor A. Hughes, Jr.....................................        1.02              260,238(1)(2)
John R. S. Jacobsson.....................................         .02                4,492(3)
G. Christian Lantzsch....................................         .04               10,772(3)
William L. Mack..........................................         .02                5,659(3)
Lee S. Neibart...........................................         .02                5,659(3)
George F. Staudter.......................................         .04               10,386(3)
S. D. Stoneburner........................................         .09               22,160(3)
James C. Teagle..........................................         .43              110,055(1)(2)
W. Lawrence Jenkins......................................         .12               31,000(1)(2)
James L. Stephens........................................         .23               57,878(1)(2)
Robert N. Bridger........................................         .14               36,568(1)(2)
                                                                 ----              -------
Total Shares Held by All Executive Officers and Directors
  as a Group (15 persons)................................        2.94%             758,870
                                                                 ====              =======

---------------

(1) Includes for Messrs. Davis, Hughes, Teagle, Jenkins, Stephens and Bridger 116,333, 33,300, 100,511, 28,286, 49,947 and 18,615 Shares, respectively, which such Executive Officers have the right to acquire pursuant to the exercise of the options held by them under the 1988, 1993 and 1996 Stock Option Plans.

(2) Includes for Messrs. Davis, Hughes, Teagle, Jenkins, Stephens and Bridger 3,259, 3,426, 3,102, 2,714, 2,370, and 2,954 Shares, respectively, allocated to the participant's account under the 401(k) Plan.

(3) Includes 4,000 shares which such Director has the right to acquire pursuant to the exercise of options.

                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     During the year ended December 31, 1997, the Company engaged Deloitte & Touche LLP to provide certain audit services. The services included the audit of the annual financial statements, a review of the quarterly data furnished by the Company to the SEC for the quarters ended March 31, June 30, and September 30, 1997, services performed in connection with filing of this Proxy Statement and the Annual Report on Form 10-K by the Company with the SEC, attendance at meetings with the Audit Committee and consultation on matters relating to accounting, tax and financial reporting. The Audit Committee approved all services performed by Deloitte & Touche LLP in advance of their performance. Deloitte & Touche LLP has acted as independent certified public accountants for the Company since its organization on June 21, 1988. Neither Deloitte & Touche LLP nor any of its associates have any relationship to the Company or any of its subsidiaries except in its capacity as auditors.

     It is expected that representatives of the independent public accountants will attend the Annual Meeting and be available to respond to appropriate questions and be permitted to make a statement concerning the Company should they desire.

     As of the date hereof, the Board of Directors has not selected independent public accountants to audit the books and accounts of the Company for the fiscal year ending December 31, 1998. It is anticipated that auditors will be selected later in the fiscal year.

                                 OTHER BUSINESS

     It is not anticipated that there will be presented to the Annual Meeting any business other than the election of directors and the approval of the Company 1998 Equity and Cash Incentive Plan. A reasonable time before this solicitation of proxies, the Board of Directors was not aware of any other matters to be presented for action at the Annual Meeting or any adjournment thereof. If any other business should properly come before the Annual Meeting or any Adjournment thereof, the persons named on the enclosed proxy will have discretionary authority to vote such proxy in accordance with their best judgement.

                             SHAREHOLDER PROPOSALS

     Proposals of shareholders to be presented at the 1999 Annual Meeting of Shareholders of the Company must be received at the Company's executive offices by December 19, 1998, to be considered for inclusion in the Company's proxy materials relating to such meeting. Such proposals must comply with the SEC proxy rules relating to shareholder proposals in order to be included in the Company's proxy material.

                                    GENERAL

     The Company will bear the costs of solicitation of proxies. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by directors, officers and employees of the Company, and no additional compensation will be paid to such individuals. The Company also has retained Morrow & Co., Inc., 909 Third Avenue, New York, New York 10022 to solicit proxies by mail, personal interview, telephone, or telegraph, for which service the Company anticipates a cost not in excess of $5,000 plus reasonable out-of-pocket expenses. Arrangements may also be made with the stock transfer agent and with brokerage houses and other custodians, nominees, and fiduciaries who are record holders of Shares for the forwarding of solicitation material to the beneficial owners of Shares. The Company will, upon the request of any such entity, pay such entity's reasonable expenses for completing the mailing of such material to such beneficial owners.

     Consistent with state law and pursuant to the Company's bylaws, a majority of the Shares entitled to vote on a particular matter, present in person or represented by proxy, constitutes a quorum as to such matter.

     The twelve nominees for election as directors at the Annual Meeting who receive the greatest number of votes properly cast for the election of directors will be elected directors. A majority of the votes properly cast is necessary to approve any other matter which comes before the Annual Meeting, except as otherwise required by law, the Articles of Incorporation, or the Company's Bylaws.

     The Company will count the total number of votes cast "for" approval of proposals, other than the election of directors, for purposes of determining whether sufficient affirmative votes have been cast. The Company will count Shares represented by proxies that withhold authority to vote for a nominee for election as a director or that reflects abstentions and "broker non-votes" (i.e., Shares represented at the Annual Meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have the discretionary voting power) only as Shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum, but neither abstentions nor broker non-votes will have any effect on the outcome of voting on the matter.

     The Company's Annual Report to Shareholders for the fiscal year ended December 31, 1997, which contains financial statements and other information, is being mailed to shareholders with this Proxy Statement, but it is not to be regarded as proxy soliciting material.

     AN ADDITIONAL COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FILED WITH THE SEC MAY BE OBTAINED, WITHOUT CHARGE, BY ANY SHAREHOLDER UPON WRITTEN REQUEST TO THE CORPORATE SECRETARY, KOGER EQUITY, INC., POST OFFICE BOX 4339, JACKSONVILLE, FLORIDA 32201; PROVIDED, HOWEVER, THAT A COPY OF THE EXHIBITS TO SUCH ANNUAL REPORT ON FORM 10-K, FOR WHICH THERE MAY BE A REASONABLE CHARGE, WILL NOT BE SUPPLIED TO SUCH SHAREHOLDER UNLESS SPECIFICALLY REQUESTED.

                                                                       EXHIBIT 1

                               KOGER EQUITY, INC.

                      1998 EQUITY AND CASH INCENTIVE PLAN

1.  PURPOSE

     The purpose of this Equity and Cash Incentive Plan (the "Plan") is to advance the interests of Koger Equity, Inc. (the "Company") and its subsidiaries by enhancing their ability to attract and retain employees and other persons or entities who are in a position to make significant contributions to the success of the Company and its subsidiaries through ownership of shares of the Company's Common Stock, par value $.01 per share, ("Stock") and cash incentives.

     The Plan is intended to accomplish these goals by enabling the Company to grant Awards in the form of Options, Stock Appreciation Rights, Restricted Stock or Unrestricted Stock Awards, Deferred Stock Awards or Performance Awards in Stock, cash or both, Loans or Supplemental Grants, or combinations thereof, (the "Award(s)") all as more fully described below.

2.  ADMINISTRATION

     Unless otherwise determined by the Board of Directors of the Company (the "Board"), the Plan will be administered by a Committee of the Board designated for such purpose (the "Committee"). The Committee shall consist of at least two directors. A majority of the members of the Committee shall constitute a quorum, and all determinations of the Committee shall be made by a majority of its members. Any determination of the Committee under the Plan may be made without notice or meeting of the Committee by a writing signed by a majority of the Committee members. During such times as the Company's Common Stock is registered under the Securities Exchange Act of 1934 (the "1934 Act"), all members of the Committee shall be "non-employee directors" within the meaning of Rule 16b-3 promulgated under the 1934 Act and "outside directors" within the meaning of
Section 162(m)(4)(C)(I) of the Internal Revenue Code of 1986, as amended (the "Code").

     The Committee will have authority, not inconsistent with the express provisions of the Plan and in addition to other authority granted under the Plan, to (a) grant Awards at such time or times as it may choose; (b) determine the size of each Award, including the number of shares of Stock subject to the Award; (c) determine the type or types of each Award; (d) determine the terms and conditions of each Award; (e) waive compliance by a holder of an Award with any obligations to be performed by such holder under an Award and waive any terms or conditions of an Award; (f) amend or cancel an existing Award in whole or in part (and if an Award is canceled, grant another Award in its place on such terms and conditions as the Committee shall specify), except that the Committee may not, without the consent of the holder of an Award, take any action under this clause with respect to such Award if such action would adversely affect the rights of such holder; (g) prescribe the form or forms of instruments that are required or deemed appropriate under the Plan, including any written notices and elections required of Participants (as defined below), and change such forms from time to time; (h) adopt, amend and rescind rules and regulations for the administration of the Plan; and (i) interpret the Plan and decide any questions and settle all controversies and disputes that may arise in connection with the Plan. Such determinations and actions of the Committee, and all other determinations and actions of the Committee made or taken under authority granted by any provision of the Plan, will be conclusive and will bind all parties. Nothing in this paragraph shall be construed as limiting the power of the Committee to make adjustments under Section 8.6.

3.  EFFECTIVE DATE AND TERM OF PLAN

     The Plan will become effective on the date on which it is approved by the stockholders of the Company. Awards may be made prior to such stockholder approval if made subject thereto. No Award may be granted under the Plan after May 19, 2008, but Awards previously granted may extend beyond that date.

4.  SHARES SUBJECT TO THE PLAN

     Subject to adjustment as provided in Section 8.6, the aggregate number of shares of Stock that may be delivered under the Plan will be 1,000,000. If any Award requiring exercise by the Participant for delivery of Stock terminates without having been exercised in full, or if any Award payable in Stock or cash is satisfied in cash rather than Stock, the number of shares of Stock as to which such Award was not exercised or for which cash was substituted will be available for future grants.

     Subject to Section 8.6(a), the maximum number of shares of Stock as to which Options or Stock Appreciation Rights may be granted to any Participant in any one calendar year is 250,000, which limitation shall be construed and applied consistently with the rules under Section 162(m) of the Code.

     Stock delivered under the Plan may be either authorized but unissued Stock or previously issued Stock acquired by the Company and held in treasury. No fractional shares of Stock will be delivered under the Plan.

5.  ELIGIBILITY AND PARTICIPATION

     Each employee of the Company or any of its subsidiaries (an "Employee") and each other person or entity (including without limitation non-Employee directors of the Company or a subsidiary of the Company) who, in the opinion of the Committee, is in a position to make a significant contribution to the success of the Company or its subsidiaries will be eligible to receive Awards under the Plan (each such Employee, person or entity receiving an Award, a "Participant"). A "subsidiary" for purposes of the Plan will be a corporation in which the Company owns, directly or indirectly, stock possessing 50% or more of the total combined voting power of all classes of stock.

6.  TYPES OF AWARDS

6.1. OPTIONS.

     (a) Nature of Options. An Option is an Award giving the recipient the right, on exercise thereof, to purchase Stock.

     Both "incentive stock options," as defined in Section 422(b) of the Code (any Option intended to qualify as an incentive stock option being hereinafter referred to as an "ISO"), and Options that are not ISOs, may be granted under the Plan. ISOs shall be awarded only to Employees. An Option awarded under the Plan shall be a non-ISO unless it is expressly designated as an ISO at time of grant.

     (b) Exercise Price. The exercise price of an Option will be determined by the Committee subject to the following:

          (1) The exercise price of an ISO or an Option intended to qualify as performance based compensation under Section 162(m) of the Code shall not be less than 100% of the fair market value of the Stock subject to the Option, determined as of the time the Option is granted.

          (2) In no case may the exercise price paid for Stock which is part of an original issue of authorized Stock be less than the par value per share of the Stock.

     (c) Duration of Options. The latest date on which an Option may be exercised will be the tenth anniversary of the day immediately preceding the date the Option was granted, or such earlier date as may have been specified by the Committee at the time the Option was granted.

     (d) Exercise of Options. An Option will become exercisable at such time or times, and on such conditions, as the Committee may specify. The Committee may at any time and from time to time accelerate the time at which all or any part of the Option may be exercised. Any exercise of an Option must be in writing, signed by the proper person and delivered or mailed to the Company, accompanied by (1) any documents required by the Committee and (2) payment in full in accordance with paragraph (e) below for the number of shares for which the Option is exercised.

     (e) Payment for Stock. Stock purchased on exercise of an Option must be paid for as follows: (1) in cash or by check (acceptable to the Company in accordance with guidelines established for this purpose), bank draft or money order payable to the order of the Company or (2) if so permitted by the Committee at or after the grant of the Option or by the instrument evidencing the Option, (i) through the delivery of shares of Stock which have been held for at least six months (unless the Committee approves a shorter period) and which have a fair market value equal to the exercise price, (ii) by delivery of an unconditional and irrevocable undertaking by a broker, bank or other financial institution, acceptable to the Company, to deliver promptly to the Company sufficient funds to pay the exercise price, or (iii) by any combination of the foregoing permissible forms of payment.

     (f) Discretionary Payments. If (i) the market price of shares of Stock subject to an Option (other than an Option which is in tandem with a Stock Appreciation Right as described in Section 6.2) exceeds the exercise price of the Option at the time of its exercise, and (ii) the person exercising the Option so requests the Committee in writing, the Committee may in its sole discretion cancel the Option and cause the Company to pay in cash or in shares of Stock (at a price per share equal to the fair market value per share) to the person exercising the Option an amount equal to the difference between the fair market value of the Stock which would have been purchased pursuant to the exercise (determined on the date the Option is canceled) and the aggregate exercise price which would have been paid.

6.2. STOCK APPRECIATION RIGHTS.

     (a) Nature of Stock Appreciation Rights. A Stock Appreciation Right (or "SAR") is an Award entitling the holder, on exercise, to receive an amount in cash or Stock or a combination thereof (such form to be determined by the Committee) determined in whole or in part by reference to appreciation, from and after the date of grant, in the fair market value of a share of Stock. SARs may be based solely on appreciation in the fair market value of Stock or on a comparison of such appreciation with some other measure of market growth such as (but not limited to) appreciation in a recognized market index. The date as of which such appreciation or other measure is determined shall be the exercise date unless another date is specified by the Committee.

     (b) Grant of Stock Appreciation Rights. SARs may be granted in tandem with, or independently of, Options granted under the Plan.

          (1) Rules Applicable to Tandem Awards. When SARs are granted in tandem with Options, (a) the SAR will be exercisable only at such time or times, and to the extent, that the related Option is exercisable and will be exercisable in accordance with the procedure required for exercise of the related Option; (b) the SAR will terminate and no longer be exercisable upon the termination or exercise of the related Option, except that a SAR granted with respect to less than the full number of shares covered by an Option will not be reduced until the number of shares as to which the related Option has been exercised or has terminated exceeds the number of shares not covered by the SAR; (c) the Option will terminate and no longer be exercisable upon the exercise of the related SAR; and (d) the SAR will be transferable only with the related Option.

          (2) Exercise of Independent SARs. A SAR not granted in tandem with an Option will become exercisable at such time or times, and on such conditions, as the Committee may specify. The Committee may at any time accelerate the time at which all or any part of the SAR may be exercised.

     Any exercise of an independent SAR must be in writing, signed by the proper person and delivered or mailed to the Company, accompanied by any other documents required by the Committee.

6.3. RESTRICTED AND UNRESTRICTED STOCK.

     (a) Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Committee may grant shares of Stock in such amounts and upon such terms and conditions as the Committee shall determine subject to the restrictions described below ("Restricted Stock").

     (b) Restricted Stock Agreement. The Committee may require, as a condition to an Award, that a recipient of a Restricted Stock Award enter into a Restricted Stock Award Agreement, setting forth the terms and conditions of the Award. In lieu of a Restricted Stock Award Agreement, the Committee may provide the terms and conditions of an Award in a notice to the Participant of the Award, on the Stock certificate representing the Restricted Stock, in the resolution approving the Award, or in such other manner as it deems appropriate.

     (c) Transferability and Other Restrictions. Except as otherwise provided in this Section 6.3, the shares of Restricted Stock granted herein may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable period or periods established by the Committee and the satisfaction of any other conditions or restrictions established by the Committee (such period during which a share of Restricted Stock is subject to such restrictions and conditions is referred to as the "Restricted Period"). Except as the Committee may otherwise determine under Section 7.1, if a Participant suffers a Termination of Service (as defined at Section 7.1) for any reason during the Restricted Period, the Company may purchase the shares of Restricted Stock subject to such restrictions and conditions for the amount of cash paid by the Participant for such shares; provided, that if no cash was paid by the Participant such shares of Restricted Stock shall be automatically forfeited to the Company.

     During the Restricted Period with respect to any shares of Restricted Stock, the Company shall have the right to retain in the Company's possession the certificate or certificates representing such shares.

     (d) Removal of Restrictions. Except as otherwise provided in this Section 6.3, a share of Restricted Stock covered by a Restricted Stock grant shall become freely transferable by the Participant upon completion of the Restricted Period, including the passage of any applicable period of time and satisfaction of any conditions to vesting. The Committee, in its sole discretion, shall have the right at any time immediately to waive all or any part of the restrictions and conditions with regard to all or any part of the shares held by any Participant.

     (e) Voting Rights, Dividends and Other Distributions. During the Restricted Period, Participants holding shares of Restricted Stock granted hereunder may exercise full voting rights and shall receive all regular cash dividends paid with respect to such shares. Except as the Committee shall otherwise determine, any other cash dividends and other distributions paid to Participants with respect to shares of Restricted Stock, including any dividends and distributions paid in shares, shall be subject to the same restrictions and conditions as the shares of Restricted Stock with respect to which they were paid.

     (f) Other Awards Settled with Restricted Stock. The Committee may, at the time any Award described in this Section 6 is granted, provide that any or all the Stock delivered pursuant to the Award will be Restricted Stock.

     (g) Unrestricted Stock. Subject to the terms and provisions of the Plan, the Committee may grant shares of Stock free of restrictions under the Plan in such amounts and upon such terms and conditions as the Committee shall determine.

     (h) Notice of Section 83(b) Election. Any Participant making an election under Section 83(b) of the Code with respect to Restricted Stock must provide a copy thereof to the Company within 10 days of filing such election with the Internal Revenue Service.

6.4. DEFERRED STOCK.

     A Deferred Stock Award entitles the recipient to receive shares of Stock to be delivered in the future. Delivery of the Stock will take place at such time or times, and on such conditions, as the Committee may specify. The Committee may at any time accelerate the time at which delivery of all or any part of the Stock will take place. At the time any Award described in this Section 6.4 is granted, the Committee may provide that, at the time Stock would otherwise be delivered pursuant to the Award, the Participant will instead receive an instrument evidencing the Participant's right to future delivery of Deferred Stock.

6.5. PERFORMANCE AWARDS; PERFORMANCE GOALS.

     (a) Nature of Performance Awards. A Performance Award entitles the recipient to receive, without payment, an amount in cash or Stock or a combination thereof (such form to be determined by the Committee) following the attainment of Performance Goals (as hereinafter defined). Performance Goals may be related to personal performance, corporate performance, departmental performance or any other category of performance established by the Committee. The Committee will determine the Performance Goals, the period or periods during which performance is to be measured and all other terms and conditions applicable to the Award.

     (b) Other Awards Subject to Performance Condition. The Committee may, at the time any Award described in this Section 6.5 is granted, impose the condition (in addition to any conditions specified or authorized in this Section 6 or any other provision of the Plan) that Performance Goals be met prior to the Participant's realization of any payment or benefit under the Award. Any such Award made subject to the achievement of Performance Goals (other than an Option or SAR) shall be treated as a Performance Award for purposes of Section 6.5(c) below.

     (c) Limitations and Special Rules. In the case of any Performance Award intended to qualify for the performance-based remuneration exception described in Section 162(m)(4)(C) of the Code and the regulations thereunder (an "Exempt Award"), the Committee shall in writing preestablish specific Performance Goals. A Performance Goal must be established prior to passage of 25% of the period of time over which attainment of such goal is to be measured. "Performance Goal" means criteria based upon any one or more of the following (on a consolidated, divisional, subsidiary, line of business or geographical basis or in combinations thereof): (i) sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation or amortization, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; inventory level or turns; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; stockholder return; or any combination of the foregoing; or (ii) acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; recapitalizations, restructurings, financings (issuance of debt or equity) and refinancings; transactions that would constitute a Change of Control; or any combination of the foregoing. A Performance Goal and targets with respect thereto determined by the Committee need not be based upon an increase, a positive or improved result or avoidance of loss. The maximum Exempt Award payable to any Participant in respect of any such Performance Goal for any year shall not exceed $2,500,000. Payment of Exempt Awards based upon a Performance Goal for calendar years 2004 and thereafter is conditioned upon reapproval by Company's shareholders no later than Employer's first meeting of shareholders in 2003.

6.6. LOANS AND SUPPLEMENTAL GRANTS.

     (a) Loans. The Company may make a loan to a Participant ("Loan"), either on the date of or after the grant of any Award to the Participant. A Loan may be made either in connection with the purchase of Stock under the Award or with the payment of any Federal, state and local income tax with respect to income recognized as a result of the Award. The Committee will have full authority to decide whether to make a Loan and to determine the amount, terms and conditions of the Loan, including the interest rate (which may be zero), whether the Loan is to be secured or unsecured or with or without recourse against the borrower, the terms on which the Loan is to be repaid and the conditions, if any, under which it may be forgiven. However, no Loan may have a term (including extensions) exceeding ten years in duration.

     (b) Supplemental Grants. In connection with any Award, the Committee may at the time such Award is made or at a later date, provide for and grant a cash award to the Participant ("Supplemental Grant") not to exceed an amount equal to
(1) the amount of any federal, state and local income tax on ordinary income for which the Participant may be liable with respect to the Award, determined by assuming taxation at the highest marginal rate, plus (2) an additional amount on a grossed-up basis intended to make the Participant whole on an after-tax basis after discharging all the Participant's income tax liabilities arising from all payments under this Section 6. Any payments under this subsection (b) will be made at the time the Participant incurs Federal income tax liability with respect to the Award.

7.  EVENTS AFFECTING OUTSTANDING AWARDS

7.1. TERMINATION OF SERVICE.

     If a Participant who is an Employee ceases to be an Employee, or if there is a termination of the consulting, service or similar relationship in respect of which a non-Employee Participant was granted an Award hereunder (such termination of the employment or other relationship to be referred to as a "Termination of Service"), except as otherwise provided by the Committee with respect to an Award, the following will apply:

     (a) Options and SARs.

          (1) All Options and SARs held by the Participant immediately prior to the Termination of Service may be exercised as follows:

          (i) If the Termination of Service is on account of the Participant's death, such Awards may be fully exercised without regard to vesting requirements by the Participant's executor, administrator or personal representative or the person or persons to whom the Option or Right is transferred by will or the applicable laws of descent and distribution, at any time within the one year period ending with the first anniversary of the Participant's death, and shall thereupon terminate.

          (ii) If Termination of Service is on account of retirement due to disability, as determined by the Company's Employee Policy Manual, such Award may be immediately fully exercised in accordance with the original terms of the Award, except there shall be no vesting requirements.

          (iii) If the Termination of Service is on account of the Participant's retirement as determined by the Company's Employee Policy Manual other than as the result of disability, as described above, such Awards may be exercised by the Participant at any time in accordance with the original terms of the Award.

          (iv) If the Termination of Service is for any other reason, such Awards may be exercised, to the extent exercisable, by the Participant at any time within the three-month period following the Termination, and shall thereupon terminate, unless the Award provides by its terms for immediate termination of the Award in the event of such a Termination of Service or unless the Termination of Service results from a discharge for cause that, in the opinion of the Committee, casts such discredit on the Participant as to justify immediate termination of the Award.

          (2) In no event, however, shall an Option or SAR remain exercisable beyond the latest date on which it could have been exercised without regard to this Section 7.

          (3) Options and SARs held by a Participant immediately prior to the Termination of Service that are not then exercisable shall terminate upon the Termination of Service.

     (b) Restricted Stock. Restricted Stock held by the Participant must be transferred to the Company (and, in the event the certificates representing such Restricted Stock are held by the Company, such Restricted Stock will be so transferred without any further action by the Participant) in accordance with
Section 6.3(c).

     (c) Deferred Stock and Performance Awards. Any payment or benefit under a Deferred Stock Award, Performance Award or Supplemental Grant to which the Participant was not irrevocably entitled prior to the Termination of Service will be forfeited and the Award canceled upon the Termination of Service.

     (d) Special Circumstances. In the case of a Participant who is an Employee, a Termination of Service shall not be deemed to have resulted by reason of (i) a sick leave or other bona fide leave of absence approved in accordance with the Company's Employee Policy Manual, or (ii) a transfer of employment between the Company and a subsidiary or between subsidiaries, or to the employment of a corporation (or a parent or subsidiary corporation of such corporation) issuing or assuming an option in a transaction to which Section 424(a) of the Code applies.

7.2. CHANGE OF CONTROL PROVISIONS.

     (a) Effect of Change of Control. Notwithstanding any other provision of the Plan to the contrary, except as otherwise explicitly provided by the Committee in writing with respect to a particular Award at the time the Award is granted, in the event of a Change of Control:

          (1) Acceleration of Awards. As of the date on which such Change of Control is determined to have occurred, (i) Options and SARs that are outstanding and that are not then exercisable shall become exercisable to the full extent of the original grants; (ii) shares of Restricted Stock that are not otherwise vested shall vest (and any Stock to be delivered under any other Award as Restricted Stock shall upon delivery be unrestricted); (iii) holders of Performance Awards granted hereunder as to which the relevant performance period has not ended shall be entitled at the time of the Change of Control to receive a cash payment per Performance Award equal to the full value of the cash component of such Award (if any) plus the fair market value of any Stock included in such Award; (iv) any Deferred Stock that has been awarded but not delivered shall be delivered immediately; (v) any Supplemental Grant that has been awarded but not paid shall be paid immediately; and (vi) any Loan containing a provision for forgiveness shall be forgiven immediately, and any other Loan may, at the discretion of the Committee, be forgiven regardless of the original conditions of the Loan.

          (2) Termination of Awards in Certain Transactions. If, as part of, or in connection with, the Change of Control, there occurs a merger or consolidation in which the Company is not the surviving corporation or which results in the acquisition of substantially all the Company's outstanding stock by a person, entity or group of persons and/or entities acting in concert or there is a dissolution or liquidation of the Company, Awards payable in Stock that are not cashed out or otherwise disposed of in or prior to the transaction will terminate.

          (3) Restriction on Termination of Awards Due to Termination of Employment. Awards that remain outstanding after a Change of Control shall not be terminated as a result of a Termination of Service, other than by reason of death, and shall continue to be exercisable in accordance with their original terms.

          (4) Restriction on Amendment. In connection with or following a Change of Control, neither the Committee nor the Board may impose additional conditions upon exercise or otherwise amend or restrict an Award, or amend the terms of the Plan in any manner adverse to the holder thereof, without the written consent of such holder.

     Notwithstanding the foregoing, if any right granted pursuant to this
Section 7.2 would make a Change of Control transaction ineligible for pooling of interests accounting under applicable accounting principles that but for this
Section 7.2 would otherwise be eligible for such accounting treatment, the Committee shall have the authority to substitute stock for the cash which would otherwise be payable pursuant to this Section 7.2 having a fair market value equal to such cash.

     (b) Definition of Change of Control. A "Change of Control" shall be deemed to have occurred if and when:

          (1) The Company ceases to be a publicly owned corporation having at least 500 stockholders; or

          (2) There occurs any event or series of events that would be required to be reported as a change of control in response to Item 1(a) on a Form 8-K filed by the Company under the 1934 Act or in any other filing by the Company with the Securities and Exchange Commission unless the person ("Person"), as that term is defined or used in Section 13(d) or 14(d)(2) of the 1934 Act, acquiring control is an affiliate of the Company as of the date the Plan is approved by stockholders of the Company; or

          (3) The Company executes an agreement of acquisition, merger, or consolidation which contemplates that after the effective date provided for in the agreement all or substantially all of the business and/or assets of the Company will be controlled by another Person; provided, however, for purposes of this subparagraph (3) that (i) if such an agreement requires as a condition precedent approval by the Company's shareholders of the agreement or transaction, a Change of Control shall not be deemed to have taken place unless and until such approval is secured and, (ii) if the voting shareholders of such other Person shall, immediately after such effective date, be substantially the same as the voting shareholders of the Company immediately prior to such effective date, the execution of such agreement shall not, by itself, constitute a "Change of Control"; or

          (4) Any Person (other than the Company, a majority-owned subsidiary of the Company, an employee benefit plan maintained by the Company or a majority-owned subsidiary of the Company) becomes the beneficial owner, directly or indirectly (either as a result of the acquisition of securities or as the result of an arrangement or understanding, including the holding of proxies, with or among security holders), of securities of the Company representing more than 25% of the votes that could then be cast in an election for members of the Board unless within 15 days of being advised that such ownership level has been reached, the Company's board of directors adopts a resolution approving the acquisition of that level of securities ownership by such Person; or

          (5) During any period of 24 consecutive months, commencing after the date this Plan is approved by stockholders of the Company, individuals who at the beginning of such 24-month period were directors of the Company shall cease to constitute at least a majority of the Board, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two thirds of (i) the directors then in office who were directors at the beginning of the 24-month period, or (ii) the directors specified in clause
     (i) plus directors whose election has been so approved by directors specified in clause (i).

8.  GENERAL PROVISIONS

8.1. DOCUMENTATION OF AWARDS.

     Awards will be evidenced by such written instruments, if any, as may be prescribed by the Committee from time to time. Such instruments may be in the form of agreements to be executed by both the Participant and the Company, or certificates, letters or similar instruments, which need not be executed by the Participant but acceptance of which will evidence agreement to the terms thereof.

8.2. RIGHTS AS A STOCKHOLDER, DIVIDEND EQUIVALENTS.

     Except as specifically provided by the Plan, the receipt of an Award will not give a Participant rights as a stockholder; the Participant will obtain such rights, subject to any limitations imposed by the Plan or the instrument evidencing the Award, only upon the issuance of Stock. However, the Committee may, on such conditions as it deems appropriate, provide that a Participant will receive a benefit in lieu of cash dividends that would have been payable on any or all Stock subject to the Participant's Award had such Stock been outstanding. Without limitation, the Committee may provide for payment to the Participant of amounts representing such dividends, either currently or in the future, or for the investment of such amounts on behalf of the Participant.

8.3. CONDITIONS ON DELIVERY OF STOCK.

     The Company will not be obligated to deliver any shares of Stock pursuant to the Plan or to remove restriction from shares previously delivered under the Plan (a) until all conditions of the Award have been satisfied or removed, (b) until, in the opinion of the Company's counsel, all applicable federal and state laws and regulation have been complied with, (c) if the outstanding Stock is at the time listed on any stock exchange or The NASDAQ National Market, until the shares to be delivered have been listed or authorized to be listed on such exchange or market and the Company has received official notice of the listing of such shares, and (d) until all other legal matters in connection with the issuance and delivery of such shares have been approved by the Company's counsel. If a sale of Stock which is required to be registered under the Securities Act of 1933, as amended, has not been so registered, the Company may require, as a condition to exercise of the Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of such Act and may require that the certificates evidencing such Stock bear an appropriate legend restricting transfer.

     If an Award is exercised by the Participant's legal representative, the Company will be under no obligation to deliver Stock pursuant to such exercise until the Company is satisfied as to the authority of such representative.

8.4. TAX WITHHOLDING.

     The Company will withhold from any cash payment made pursuant to an Award an amount sufficient to satisfy all federal, state and local withholding tax requirements (the "withholding requirements").

     In the case of an Award pursuant to which Stock may be delivered, the Committee will have the right to require that the Participant or other appropriate person remit to the Company an amount sufficient to satisfy the withholding requirements, or make other arrangements satisfactory to the Committee with regard to such requirements, prior to the delivery of any Stock or removal of restrictions thereon. If and to the extent that such withholding is required, the Committee may permit the Participant or such other person to elect at such time and in such manner as the Committee provides to have the Company hold back from the shares to be delivered, or to deliver to the Company, Stock having a value calculated to satisfy the withholding requirement. The Committee may make such share withholding mandatory with respect to any Award at the time such Award is made to a Participant.

     If at the time an ISO is exercised the Committee determines that the Company could be liable for withholding requirements with respect to the exercise or with respect to a disposition of the Stock received upon exercise, the Committee may require as a condition of exercise that the person exercising the ISO agree (a) to provide for withholding under the preceding paragraph of this Section 8.4, if the Committee determines that a withholding responsibility may arise in connection with such exercise, (b) to inform the Company promptly of any disposition (within the meaning of section 424(c) of the Code) of Stock received upon exercise, and (c) to give such security as the Committee deems adequate to meet the potential liability of the Company for the withholding requirements and to augment such security from time to time in any amount reasonably deemed necessary by the Committee to preserve the adequacy of such security.

8.5. TRANSFERABILITY OF AWARDS.

     Unless otherwise permitted by the Committee, no Award (other than an Award in the form of an outright transfer of cash or Unrestricted Stock) may be transferred other than by will or by the laws of descent and distribution.

8.6. ADJUSTMENTS IN THE EVENT OF CERTAIN TRANSACTIONS.

     (a) In the event of a stock dividend, stock split or combination of shares, recapitalization or other change in the Company's capitalization, or other distribution to holders of Stock other than normal cash dividends, after the effective date of the Plan, the Committee will make any appropriate adjustments to the maximum number of shares that may be delivered under the Plan under the first paragraph of Section 4 above and to the limits described in the second paragraph of Section 4 and in Section 6.5(c).

     (b) In any event referred to in paragraph (a), the Committee will also make any appropriate adjustments to the number and kind of shares of Stock or securities subject to Awards then outstanding or subsequently granted, any exercise prices relating to Awards and any other provision of Awards affected by such change. The Committee may also make such adjustments to take into account material changes in law or in accounting practices or principles, mergers, consolidations, acquisitions, dispositions or similar corporate transactions, or any other event, if it is determined by the Committee that adjustments are appropriate to avoid distortion in the operation of the Plan; provided, that adjustments pursuant to this sentence shall not be made to the extent it would cause any Award intended to be exempt under Section 162(m)(4)(c) of the Code to fail to be so exempt.

     (c) In the case of ISOs, the adjustments described in (a) and (b) will be made only to the extent consistent with continued qualification of the Option under Section 422 of the Code (in the case of an ISO) or Section 162(m) of the Code.

8.7. EMPLOYMENT RIGHTS, ETC.

     Neither the adoption of the Plan nor the grant of Awards will confer upon any person any right to continued retention by the Company or any subsidiary as an Employee or otherwise, or affect in any way the right of the Company or subsidiary to terminate an employment, service or similar relationship at any time. Except as specifically provided by the Committee in any particular case, the loss of existing or potential profit in Awards granted under the Plan will not constitute an element of damages in the event of termination of an employment, service or similar relationship even if the termination is in violation of an obligation of the Company to the Participant.

8.8. DEFERRAL OF PAYMENTS.

     The Committee may agree at any time, upon request of the Participant, to defer the date on which any payment under an Award will be made.

8.9. PAST SERVICES AS CONSIDERATION.

     Where a Participant purchases Stock under an Award for a price equal to the par value of the Stock, the Committee may determine that such price has been satisfied by past services rendered by the Participant.

9.  EFFECT, AMENDMENT AND TERMINATION

     Neither adoption of the Plan nor the grant of Awards to a Participant will affect the Company's right to grant to such Participant awards that are not subject to the Plan, to issue to such Participant Stock as a bonus or otherwise, or to adopt other plans or arrangements under which Stock may be issued to Employees.

     The Committee may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by law, or may at any time terminate the Plan as to any further grants of Awards, provided that (except to the extent expressly required or permitted by the Plan) no such amendment will, without the approval of the stockholders of the Company, effectuate a change for which stockholder approval is required in order for the Plan to continue to qualify for the award of ISOs under Section 422 of the Code or for the award of performance-based compensation under Section 162(m) of the Code.

                                                                       APENDIX A



Beginning of Koger Equity Proxy Card for the 1998 Annual
Shareholders Meeting  - Side 1
                               KOGER EQUITY, INC.
                                      PROXY
                This Proxy is Solicited by the Board of Directors

The undersigned hereby appoints Victor A. Hughes, Jr., James C. Teagle, and W. Lawrence Jenkins, and each of them, his (their) true and lawful agents and proxies with full power of substitution in each, and hereby authorizes them to vote at the Annual Meeting of the Shareholders of Koger Equity, Inc. to be held at the Omni Jacksonville Hotel, 245 W. Water Street, Jacksonville, Florida, on Tuesday, May 19, 1998, at 11:00 a.m., Eastern Daylight Saving Time, and any adjournment or postponement thereof, all shares of Common Stock of Koger Equity, Inc. that the undersigned would be entitled to vote if personally present. The undersigned instructs such proxies, or their substitutes, to vote as specified herein by the undersigned and to vote in such manner as they may determine on any other matters that may properly come before the meeting or any adjournment thereof.

                                    Dated:                                , 1998
                                          --------------------------------

                                    --------------------------------------------
                                                    (Signature)
                                    --------------------------------------------
                                                (Signature if held jointly)

                                         THIS PROXY MUST BE SIGNED EXACTLY AS
                                             THE NAME(S) APPEARS HEREON

                                    Executors, administrators, trustees, etc.
                                    should give full title as such. If the
                                    signer is a corporation, please sign full corporate name by duly authorized officer. If shares are held jointly, signature should include both names.

Proxy Card - Side 2
                               KOGER EQUITY, INC.
                  ANNUAL MEETING OF SHAREHOLDERS, MAY 19, 1998
                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

1.       ELECTION OF DIRECTORS

         FOR ALL NOMINEES LISTED BELOW                           (OR)     WITHHOLD AUTHORITY
         (Except as marked to the contrary below) [ ]            to vote for all nominees listed below [ ]

         INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below:
         NOMINEES:

                  D. Pike Aloian                Victor A. Hughes, Jr.      Lee S. Neibart
                  Benjamin C. Bishop, Jr.       John R. S. Jacobsson       George F. Staudter
                  Irvin H. Davis                G. Christian Lantzsch      S. D. Stoneburner
                  David B. Hiley                William L. Mack            James C. Teagle


2.       APPROVAL OF THE KOGER EQUITY, INC. 1998 EQUITY AND CASH INCENTIVE PLAN
                  FOR [ ]           AGAINST  [ ]               ABSTAIN  [ ]

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE



End of the Koger Equity Proxy Card

                                                                      APPENDIX B

Beginning of Description of the Koger Equity 1997 Annual Report

KOGER EQUITY, INC. 1997
ANNUAL REPORT

FINANCIAL HIGHLIGHTS

The following unaudited selected financial data sets forth certain financial information of Koger Equity, Inc. as of and for each of the four years in the period ended December 31, 1997. (In thousands except per share data.)

Income Information                            1997              1996              1995(1)            1994

Rental revenues and other rental services   $109,501          $ 98,805           $ 95,443          $ 94,388
Total revenues                              $113,989          $104,072           $125,750          $100,376
Property operations expenses                $ 44,453          $ 41,597           $ 40,830          $ 39,711
Depreciation and amortization               $ 24,073          $ 21,127           $ 19,102          $ 16,728
Mortgage and loan interest                  $ 16,517          $ 18,701           $ 23,708          $ 25,872
Net income                                  $ 21,204          $ 10,501           $ 28,990          $  4,215

Earnings per common share - basic           $   0.99          $   0.57           $   1.64          $   0.24
                           - diluted        $   0.94          $   0.54           $   1.61          $   0.24

Dividends declared per common share         $   0.55          $   0.05                 --                --

Weighted average shares outstanding - basic   21,374            18,523             17,724            17,599
                           - diluted          22,495            19,500             18,011            17,719



Balance Sheet Information                     1997              1996              1995               1994

Operating properties (before depreciation)  $681,249          $582,972           $571,313          $578,237
Total assets                                $656,097          $584,666           $578,756          $613,806
Mortgages and loans payable                 $181,963          $203,044           $254,909          $323,765
Total shareholders' equity                  $444,262          $364,135           $310,697          $280,601


Other Information                             1997              1996              1995(1)            1994

Funds from operations                       $ 42,324          $ 33,154           $ 36,707          $ 23,475
Funds from operations per share - diluted   $   1.88          $   1.70           $   2.04          $   1.32

Closing stock price as reported on AMEX
   at year end                              $  21.94          $  18.75           $  10.63          $   7.25

Income before interest, income taxes,
    depreciation and amortization           $ 62,729          $ 51,144           $ 71,866          $ 47,042

Number of buildings (at end of period)           228               215                216               219
Percent leased (at end of period)                 92%               92%                91%               90%

(1) Includes $13,066 of interest revenue associated with TKPL mortgage notes.

GRAPHS


1.       KE Stock Price High/Low for the four years ended 1997.

                   1997       1996      1995       1994
         High     $23.375     $18.75    $10.625    $ 10.5
         Low      $15.375     $10.75    $  6.75    $6.375

2. Total market value of common stock at year end (At year end in millions)

                  1997         1996     1995       1994
                  $557         $392     $189       $128

3.       Funds from Operations, Per Share *

                  1997         1996     1995       1994
                  $1.88        $1.70    $1.31*     $1.32

                  *For 1995, excludees $0.73 per share of interest revenue.

4.        Debt-to-Market capitalization

                   1997        1996     1995       1994
                  24.6%        34.1%    57.5%      71.7%

MESSAGE TO THE SHAREHOLDERS

We are pleased to report that 1997 was a year of continued success for Koger Equity. Operating results from our existing suburban office portfolio were excellent. Our Company's business and growth plan has been to maximize funds from operations to increase cash available for investment and distribution. To accomplish this, we have been developing and acquiring suburban office buildings in the Southeast and Southwest which complement our existing portfolio; enhancing the existing portfolio of properties by adding new leases, renewing existing leases at higher rental rates and implementing scheduled rent increases under existing leases; and utilizing land owned by the Company which has road and utility infrastructure in place to develop additional buildings. We have made great strides in accomplishing these strategies in 1997.

The Company's public offering of common stock, along with its enlarged revolving credit facility, has enabled us to capitalize on investment opportunities in promising markets throughout the Southeast and Southwest. We expect to continue to be successful in implementing our development and acquisition strategy and in building the balance sheet to an institutional grade in the future. For 1998 and beyond, we look forward to producing higher rental revenues, cash flow and dividends for our shareholders.

Review Of 1997

Koger Equity's operating properties experienced accelerating growth and higher rental revenues, with annualized rents at year-end reaching $116.6 million, an increase of 16.2% over the previous year-end, while we achieved a 92% leased percentage. During the year, we signed more than 1,100 leases, covering approximately two million square feet. New leases in existing buildings totaled approximately 838,000 net rentable square feet, with rates on these leases averaging $15.63 per foot, up 1.2% over last year, while the weighted average term of these leases increased to 64 months. Our leasing managers improved our high retention rate to 65%, from 63% the previous year, renewing 1,167,000 net rentable square feet at an average rental rate of $15.41 per foot, up 10% over the rental rate prior to renewal.

Property operating expenses declined to 40.6% of total rental revenues. Expenditures for tenant improvements, building improvements and leasing commissions remained stable at $1.57 per net rentable square foot owned. The operations team for the Company successfully improved the net cash flow from the portfolio to over $52 million, an increase of 17.3% from the prior year.

The Company was able to execute its acquisition and development program in 1997 as a direct result of its improved balanced sheet, long-term debt refinancing, and a new revolving credit facility. The Company acquired 11 high-quality buildings, containing approximately 877,000 gross square feet in existing Koger markets, with an investment of $76 million. These acquisitions are currently 92% leased and are meeting or exceeding our budget requirements and projections. Additionally, in 1997 the Company completed construction of two new buildings totaling 123,600 gross square feet located within existing suburban parks - the 49,300-foot Grove Building, located in the Koger Center - Germantown in Memphis, Tennessee, and the 74,300-foot Piedmont Building, located in the Koger Center - Carmel in Charlotte, North Carolina. We also commenced construction of eight buildings which will contain approximately 778,000 gross square feet in seven markets. At year-end, approximately one-third of the space under construction had been pre-leased.

Financial and  Capital Markets Activity Included the Following:

1. During December 1997, the Company completed a public offering of 3.5 million shares of its common stock, three million shares of which were sold in an underwritten offering for an aggregate sales price of $60.75 million and 500,000 of such shares were sold to an affiliate of Apollo Real Estate Investment Fund II, L.P. for an aggregate sales price of $9.57 million. The offering, our first since 1989 and executed in a difficult market, successfully reintroduced Koger Equity to the public equity market, enabling the Company to diversify ownership and place shares with long-term investors. Approximately $51.6 million of the proceeds from these sales was applied to the repayment of indebtedness with an average interest rate of approximately 8.6%. The Company reduced total debt during 1997 by approximately $21 million, or 10.3%, from $203 million to $182 million. In addition, the Company redeemed 99,871 warrants for $3.81 per warrant on August 29, 1997. The remaining warrants were exercised by the holders prior to the redemption date. With a market capitalization of $739 million at year-end, these actions improved the Company's debt-to-total market capitalization ratio from 34% to 25%.

2. In December 1997, the Company' s secured revolving credit facility was increased to $100 million at competitive rates with an expanded participating lender group. This facility, in combination with the additional equity, will provide funding for the 1998 development and acquisition programs.

3. Rental revenues for 1997 totaled $108.9 million, as compared to $98.3 million for the year ended December 31, 1996, up $10.6 million, or 10.8%.

4. Funds from operations totaled $42.3 million for 1997, compared to $33.2 million in 1996, up $9.1 million, or 27.7%. Funds from operations per diluted share totaled $1.88, up 10.6% from the previous year.

5. Net income for 1997 totaled $21.2 million, compared to $10.5 million for 1996, up $10.7 million, or 102%.

6. During 1997, the Company's Board of Directors increased the regular quarterly dividend to $0.25 per share from the initial quarterly dividend of $0.05 per share at the beginning of the year, an increase of 400%.

7. The Company' s common stock, traded on the American Stock Exchange, increased 17%, from $18.75 on December 31, 1996, to $21.94 on December 31, 1997. Total
market capitalization increased 24.2% to $739.3 million, and the market value of the Company's common stock increased 42.3 % to $557.4 million.

Koger Equity: Outlook for 1998

We have been successful in matching our customers' growth plans with Koger Equity's new developments. Since the beginning of the year, in further response to demand in specific sub-markets and our tenants' needs, we have started construction on a five-story 141,500-square-foot building in San Antonio, and have approved construction starts on six other new buildings totaling 610,700 feet in Atlanta, Jacksonville, El Paso and St. Petersburg.

As we began the year, the Company had an additional pipeline of about 1.2 million gross square feet of acquisition prospects in excellent markets.

The Company currently holds a land inventory totaling 91 acres in 10 markets, which will support the development of approximately 1.4 million feet of office space. We will continue in 1998 to invest prudently in our land account for future growth.

We have seen over the past several years a large increase in the amount of capital invested in the public markets for commercial real estate, including the office sector. As of December 31, 1997, the total market capitalization of all equity real estate investment trusts was $127.8 billion, of which industrial/office was 32%. The return of such large sums of capital to the office sector increases competition for high-quality, accretive investments, long-term development opportunities, and tenants.

I am confident, as we look forward in 1998, that our fine real estate professionals, many of whom have worked most of their real estate careers in this organization, will continue to add value to the business. In a period of near-perfect conditions in the nation's economy, we have seen significant growth through acquisitions, merger transactions, and, recently, new development. However, past lessons have not been forgotten. Real estate is still a local business. Our center property managers, leasing agents, and tenant service representatives are on-site, at each of the Company 's assets, delivering service to our customers the Koger way.

As we continue to build, acquire and manage suburban office communities in established locations, we expect to experience growth and success as a direct result of our tenants' success and growth. Each working day, we will manage the Company for the longer term, maintaining a conservative balance sheet, retaining a portion of earnings and funds available for distribution to reinvest in the portfolio. Koger office centers must be the best available value for our customers today and tomorrow.

Respectfully,

/s/VICTOR A. HUGHES, JR.
Victor A. Hughes, Jr.
Chairman and Chief Executive Officer

The foregoing message to the Shareholders contains forward- looking statements concerning 1998. The actual results of operations for 1998 could differ materially from those projected because of factors affecting the financial markets, reactions of the Company ' s existing and prospective investors, the ability of the Company to identify and execute development projects and acquisition opportunities, the ability of the Company to renew and enter into new leases on favorable terms, and other risk factors. See "Management' s Discussion and Analysis of Financial Condition and Results of Operations - Cautionary Statement Relevant to Forward-Looking Information for Purpose of the 'Safe Harbor' Provisions of the Private Securities Litigation Reform Act of 1995" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

FACTS OF INTEREST


-Koger Equity, Inc. is a self-administered and self-managed real estate investment trust which owns, operates and manages a portfolio of suburban office buildings primarily located in 19 office centers (the"Koger Centers") located in 13 metropolitan areas throughout the southeastern and southwestern United States.

-As of December 31, the office buildings contained 8.5 million net rentable square feet and were approximately 92% leased at an average annual rent of $15.02 per net rentable square foot.

-As of December 31, 1997, the Company owned 228 office buildings, of which 224 are in Koger Centers and four are outside Koger Centers but in metropolitan areas where Koger Centers are located.

-As a pioneer in the development of suburban office centers, the Koger Organization has developed and constructed 18 of the Koger Centers, which were among the first suburban office centers to feature on-site property management and tenant services personnel.

-The General Managers responsible for successfully operating the Koger Centers have been with the Koger Organization an average of approximately 14 years, while our seasoned team of department heads and senior management averages more than 20 years of service with the Company.

-More than 20 years ago, the Koger Organization implemented a national marketing program which focuses on developing strong relationships with Fortune 500 companies, federal government departments and agencies and other large prospective users of office space. This program has contributed significantly to the success of our marketing efforts.

-Approximately 60% of the Company's leased space is leased by national and regional companies.

-Governmental tenants account for about 22% of the Company's leased space.

-During December 1997, the Company completed a public offering of 3.5 million shares of its common stock. In connection with this public offering, 500,000 of its common shares were acquired by an affiliate of Apollo Real Estate Investment Fund II, L.P. for an aggregate sales price of $9.57 million, or $19.14 per share. The price to the public of the remaining 3,000,000 shares was $20.25 per share, or an aggregate offering price of $60.75 million. The underwriting discount on these shares was $1.11, making the per share proceeds to the Company $19.14, or an aggregate net proceeds of $57.42 million.

SIGNIFICANT LEASING ACTIVITY FOR 1997 INCLUDED THE FOLLOWING:

-41,912 feet with West Telemarketing Corporation in the Woodward Building, Tulsa, Oklahoma.
-38,519 feet with Sabre Group Inc. in the Pawnee Building, Tulsa, Oklahoma. -33,225 feet with Ahold Finance USA, Inc. in the Barnwell Building, Greenville, South Carolina.
-31,584 feet with Centers for Disease Control in the Williams Building, Atlanta, Georgia.
-23,630 feet with First Data Resources, Inc. in the Brunswick Building, Charlotte, North Carolina.
-35,428 feet with Ciba-Geigy Corporation in the Asheville Building, Greensboro, North Carolina.
-30,466 feet with United Healthcare Services, Inc. in the Salem Building, Greensboro, North Carolina.
-Approximately 40,000 feet to seven tenants upon completion of construction of the Grove Building, Memphis, Tennessee.
-77,000 feet with Travelers Property Casualty Corp., in the Tarleton Building in Charlotte, North Carolina.

SIGNIFICANT ACQUISITIONS FOR 1997 INCLUDED THE FOLLOWING:

-On May 15, three buildings containing 161,700 gross square feet, and 3.5 acres of land located in Greenville, South Carolina, for a purchase price of $14 million.

-On June 4, two buildings containing 258,800 gross square feet, located in San Antonio, Texas, for a purchase price of $15.5 million.

-On June 18, one building containing 29,600 gross square feet, located in Jacksonville, Florida, for a purchase price of $3.3 million.

-On August 4, one building containing 94,600 gross square feet, located in Tallahassee, Florida, for a purchase price of $9.6 million.

-On September 23, two buildings, containing 52,000 gross square feet, and 2.44 acres of land located in El Paso, Texas, for a purchase price of $3.3 million.

-On October 1, one building containing 181,100 gross square feet, located in Atlanta, Georgia, for a purchase price of $21.2 million.

-On December 1, one building containing 97,300 gross square feet, located in Atlanta, Georgia, for a purchase price of $8.5 million.

OFFICE PROPERTIES

Description: Map of the United States with the location of the Koger Centers identified.

@   Owned and Managed by Koger
*   1997 Acquisitions and Developments
#   Owned by a Third Party and Managed by Koger

Atlanta @*          2601 Flowers Road South, Atlanta, GA 30341                  770-458-7231
Austin @            3420 Executive Center Drive, Austin, TX 78731               512-345-1893
Charlotte @*        6701 Carmel Road, Charlotte, NC 28226                       704-543-3019
Columbia #          201 Executive Center Drive, Columbia, SC 29210              803-731-9440
El Paso @*          444 Executive Center Drive, El Paso, TX 79902               915-532-3456
Greensboro @*       2211 West Meadowview Road, Greensboro, NC 27407             336-294-6785
Greenville @*       150 Executive Center Drive, Greenville, SC 29615            864-288-5250
Jacksonville @*     8381 Dix Ellis Trail, Jacksonville, FL 32256                904-464-0900
Little Rock #       10809 Executive Center Drive, Little Rock, AR 72211         501-224-1200
Memphis @*#         65 Germantown Court, Cordova, TN 38018                      901-757-8118
Nashville #         278 Franklin Road, Brentwood, TN 37027                      615-373-2773
Orlando @*          930 Woodcock Road, Orlando, FL 32803                        407-894-5851
St. Petersburg @    877 Executive Center Dr.,W., St. Petersburg, FL 33702       813-576-1400
San Antonio @*      4538 Centerview Drive, San Antonio, TX 78228                210-736-2494
Tallahassee @*      1311 Executive Center Drive, Tallahassee, FL 32301          850-877-3151
Tulsa @             9726 East 42nd Street, Tulsa, OK 74146                      918-628-0810

PHOTOGRAPHS OF FOLLOWING BUILDINGS WERE INCLUDED IN KOGER EQUITY'S 1997 ANNUAL
REPORT:

Osborn Building, Jacksonville, Florida
Pacific Plaza Building, San Antonio, Texas (1997 acquisition) Forrest Building, Tallahassee, Florida
Duke Building, Atlanta, Georgia
Cross Building, Austin, Texas
Brunswick Building, Charlotte, North Carolina
Broward Building, Jacksonville, Florida
Gainsborough Building, Memphis, Tennessee
Darlington Building, Greenville, South Carolina
Asheville Building, Greensboro, North Carolina
Laurel Building, Orlando, Florida
Lincoln Parkway Building, Atlanta, Georgia (1997 acquisition) Alexander Building, Tallahassee, Florida (1997 acquisition) Suwannee Building, Jacksonville, Florida (1997 acquisition) Hamilton Building, Jacksonville, Florida


PHOTOGRAPHS OF THE FOLLOWING PERSONS WERE INCLUDED IN KOGER EQUITY'S 1997 ANNUAL
REPORT:

Victor A. Hughes, Jr., Chairman of the Board, Chief Executive Officer and Chief Financial Officer; James C. Teagle, President, Chief Operating Officer and Director

Kenneth D. Lund, Vice President/Division II; Bryan F. Howell, Vice President/Operations; Bradford A. Chaffin, Vice President/Third-Party Management; J. Velma Keen, II, Vice President/Division I; Thomas C. McGeachy, Vice President/Division III

Diana R. Payne, Assistant Vice President/Human Resources; James L. Stephens, Vice President and Chief Accounting Officer; W. Lawrence Jenkins, Vice President/Administration and Corporate Secretary; G. Danny Edwards, Treasurer; Mary H. McNeal, Assistant Vice President/Investor Relations

James W. Walker, Vice President/Marketing; Philip J. Bruce, Vice
President/Development; Robert N. Bridger, Senior Vice President/ Engineering Services and Construction; Michael F. Beale, Vice President/Real Estate



KOGER EQUITY, INC., FORM 10-K:
The full text of the 1997 SEC Form 10-K (as previously filed with the SEC) was included, except for Exhibits.

GENERAL INFORMATION

Board of Directors
         D. Pike Aloian
         Benjamin C. Bishop, Jr.
         Irvin H. Davis
         David B. Hiley
         Victor A. Hughes, Jr.
         John R. S. Jacobsson
         G. Christian Lantzsch
         William L. Mack
         Lee S. Neibart
         George F. Staudter
         S. D. Stoneburner
         James C. Teagle

Executive Officers
         Victor A. Hughes, Jr., Chairman of the Board, Chief Executive Officer
           and Chief Financial Officer
         James C. Teagle, President and Chief Operating Officer

Officers
         Michael F. Beale, Vice President/Real Estate
         Robert N. Bridger, Senior Vice President/Engineering Services
           and Construction
         Philip J. Bruce, Vice President/Development
         Bradford A. Chaffin, Vice President/Third Party Management
         G. Danny Edwards, Treasurer
         Wade L. Hampton, Vice President/Special Marketing
         Bryan F. Howell, Vice President/Operations
         W. Lawrence Jenkins, Vice President/Administration and Corporate Secretary
         J. Velma Keen, II, Vice President/Division I
         Luther W. Kiger, Vice President
         Kenneth D. Lund, Vice President/Division II
         Thomas C. McGeachy, Vice President/ Division III
         Mary H. McNeal, Assistant Vice President/Investor Relations Diana R. Payne, Assistant Vice President/Human Resources
         James L. Stephens, Vice President and Chief Accounting Officer James W. Walker, Vice President/Marketing

Counsel
         Ropes & Gray
         Boston, Massachusetts

         Boling & McCart
         Jacksonville, Florida

         Martin, Ade, Birchfield & Mickler, P.A.
         Jacksonville, Florida

Independent Certified Public Accountants
         Deloitte & Touche LLP

Stock Listing
         American Stock Exchange
         Common Stock Symbol: KE

Common Stock Transfer Agent,
Dividend Paying Agent and Registrar
         First Union National Bank
         Corporate Trust Client Services, NC-1153
         1525 West W. T. Harris Boulevard, 3C3
         Charlotte, North Carolina 28288-1153
         (800) 829-8432

Dividend Reinvestment Plan
         Stockholders may elect to have dividends automatically reinvested in additional shares of Koger Equity, Inc. common stock. For information about dividend reinvestment, contact First Union National Bank at (800) 829-8432.

Automatic Dividend Deposit
         Stockholders may elect to have dividends automatically deposited into the financial institution of their choice. For information about automatic dividend deposit, contact First Union National Bank at (800) 829-8432.



-------------------------------------

Koger Equity, Inc.
Corporate Office
Post Office Box 4339 (ZIP 32201)
3986 Boulevard Center Drive
Jacksonville, Florida 32207
(904) 398-3403
Internet address: www.koger.com

End of the description of the Koger Equity 1997 Annual Report